Exhibit 10.1

SHARE PURCHASE AGREEMENT JUNE 17, 2020
BY AND AMONG
WORLDAKORN PHARMA MAURITIUS AND AKORN, INC. AND AKORN INDIA PRIVATE LIMITED AND BIOLOGICAL E. LIMITED

TABLE OF CONTENTS

1. Definitions and interpretation	2
2. SALE OF SALE SHARES	12
3. CONSIDERATION	13
4. CONDITIONS PRECEDENT	16
5. Actions between the execution date and the closing date	19
6. CLOSING	19
7. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	22
8. INDEMNIFICATION	25
9. TERM AND TERMINATION	33
10. GOVERNING LAW AND DISPUTE RESOLUTION	34
11. MISCELLANEOUS	36
SCHEDULE I	41
SCHEDULE II FORM OF CP SATISFACTION NOTICE	42
SCHEDULE III WARRANTIES	44
SCHEDULE IV FORMAT OF RESIGNATION LETTER	59
SCHEDULE V ACTIONS BETWEEN EXECUTION DATE AND CLOSING DATE	60
SCHEDULE VI MARKS PENDING NAME CHANGE	62
EXHIBIT A	63
EXHIBIT 1 LIST OF FIXED ASSETS	66
EXHIBIT 2	67
EXHIBIT 3	68

SHARE PURCHASE AGREEMENT

This share purchase agreement (“Agreement”) is made as of June 17, 2020 (“Execution Date”), at New, Delhi by and amongst:

1.	WORLDAKORN PHARMA MAURITIUS, a company incorporated under the laws of Mauritius and having its office at C/O Ocorian Corporate Services (Mauritius) Limited, 6th Floor, Tower A, 1 Cybercity, Ebene, Mauritius (hereinafter referred to as “Seller 1”, which expression shall, unless repugnant to the context, be deemed to include its successors and permitted assigns) of the FIRST PART;

AND

2.	AKORN, INC., a company incorporated under the laws of the state of Louisiana and having its office at 1925, West Field Court, Lake Forest, Illinois – 60045, USA (hereinafter referred to as “Seller 2”, which expression shall, unless repugnant to the context, be deemed to include its successors and permitted assigns) of the SECOND PART;

AND

3.	AKORN INDIA PRIVATE LIMITED, a private limited company registered under the laws of India, having its registered office at 1st Floor, Cowrks, Worldmark-1, Asset Area-11 Aerocity, Hospitality District, IGI Airport, NH-8, New Delhi 110037 (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context, be deemed to include its successors and permitted assigns) of the THIRD PART;

AND

4.	BIOLOGICAL E. LIMITED, a public unlisted company registered under the laws of India, having its registered office at 18/1 and 3, Azamabad, Hyderabad 500020 (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context, be deemed to include its successors and permitted assigns) of the FOURTH PART.

Seller 1 and Seller 2 shall be collectively referred to as the “Sellers”. The Sellers, the Company, and the Purchaser are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	The Company is a private limited company in the pharmaceutical sector with a Manufacturing Facility for manufacturing sterile injectable products, including, general injectables, cephalosporins, hormones and carbapenems (“Business”).

2.	The authorised share capital of the Company is INR 60,000,000 (Indian Rupees Sixty Million) divided into 6,000,000 (Six Million) Shares of INR 10 (Indian Rupees Ten) each. The issued, subscribed and paid-up share capital of the Company is INR 48,523,770 (Indian Rupees Forty Eight Million Five Hundred Twenty Three Thousand Seven Hundred and Seventy) divided into 4,852,377 (Four Million Eight Hundred Fifty Two Thousand Three Hundred and Seventy Seven) Shares of INR 10 (Indian Rupees Ten) each.

3.	The Sellers collectively are the legal and beneficial owners of 4,852,377 (Four Million Eight Hundred Fifty Two Thousand Three Hundred and Seventy Seven) Shares of the Company representing 100% (one hundred percent) of the share capital of the Company as on the Execution Date. The shareholding pattern of the Company as of the Execution Date is set out in Part A of Schedule I (Shareholder Details).

4.	Pursuant to mutual discussions, the Sellers have agreed to sell and the Purchaser has (either by itself or, along with, the Purchaser Nominee) agreed to purchase legal and beneficial ownership of 100% (one hundred percent) of the share capital of the Company for such consideration and upon the terms and conditions set out in this Agreement.

5.	The Parties, having obtained the necessary corporate approvals and authorizations, are desirous of entering into this Agreement to record and define their mutual rights and obligations in relation to, inter alia, the Proposed Transaction.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the mutual benefits to be derived therefrom and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), each of the Parties hereby agrees as follows:

1.	Definitions and interpretation

1.1	Definitions

Unless repugnant to the context or otherwise defined or provided for herein by inclusion in quotations and/ or parenthesis, the capitalized terms used in this Agreement shall have the following meanings.

“Accounts Date” means March 31, 2019 or March 31, 2020 if the audited balance sheet, profit and loss account statement and cash flows of the Company as of March 31, 2020 is provided to the Purchaser prior to the Closing Date;

“Advisors” has the meaning assigned to such term in Clause 11.4.3(c);

“Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person; and where the Person is an individual, it will mean his ‘Relatives’ as such term is defined in the Companies Act;

“Ancillary Agreements” has the meaning as assigned to such term in Clause 4.1.5;

“Approval Letters” has the meaning as assigned to such term in paragraph 8.8 of Part A of SCHEDULE III (Warranties);

“Articles” means the articles of association of the Company;

“Assets” has the meaning as assigned to such term in paragraph 6.1 of Part B of SCHEDULE III (Warranties);

“Audited Accounts” means: (a) the audited balance sheet, profit and loss account statement, and audit report of the Company for the financial year ending on March 31, 2019; or (b) the audited balance sheet, profit and loss account statement and cash flows of the Company as of March 31, 2020, if the same is provided to the Purchaser prior to the Closing Date;

“Big Four Firm” means any of KPMG, EY (including any independent global member firms of Ernst & Young Global Limited), Deloitte Touche Tohmatsu Limited, and PricewaterhouseCoopers;

“Big Four Opinion” means an opinion obtained from a Big Four Firm on its letter head, in form and substance satisfactory to the Purchaser, stating the quantum of capital gains or loss (in INR) (along with the calculation thereof) earned by or incurred by each of the Sellers in India under the IT Act (without considering benefits, if any, available under an applicable Double Taxation Avoidance Agreement or a Tax treaty) on the sale of Sale Shares, and the Tax required to be withheld or deductible (if any) thereon (in INR) under the IT Act;

“Board” means the board of directors of the Company;

“Brand Usage Period” has the meaning as assigned to such term in Clause 7.7.1(a);

“Business” has the meaning as assigned to such term in Recital 1;

“Business Day” means a day on which commercial banks are open for normal banking business in Hyderabad (India), New Delhi (India), Ebene (Mauritius), and Lake Forest, Illinois (USA);

“CA Certificate” has the meaning as assigned to such term in Clause 4.1.11;

“Cash and Cash Equivalents” has the meaning as assigned to such term in Exhibit A;

“Certain Company Employees” has the meaning as assigned to such term in Clause 5.2.1;

“Closing” has the meaning as assigned to such term in Clause 6.5;

“Closing Adjustment Statement” has the meaning assigned to such term in Clause 3.5.1;

“Closing Date” has the meaning as assigned to such term in Clause 6.1;

“Closing Date Board Meeting” has the meaning assigned to such term in Clause 6.2.5;

“Closing Date EGM” has the meaning assigned to such term in Clause 6.2.6;

“Companies Act” means the (Indian) Companies Act, 2013 and the rules, circulars and notifications thereunder;

“Company Business Warranties” has the meaning assigned to such term in Clause 7.2.1;

“Company Licensed IP” has the meaning as assigned to such term in paragraph 8.1 of Part B of SCHEDULE III (Warranties);

“Company Owned IP” has the meaning as assigned to such term in paragraph 8.1 of Part B of SCHEDULE III (Warranties);

“Company Tax Warranties” means the warranties set out in Paragraph 4 of Part B of SCHEDULE III (Warranties);

“Conditions Precedent” has the meaning as assigned to such term in Clause 4.1;

“Consent(s)” has the meaning as assigned to such term in paragraph 5.2 of Part B of SCHEDULE III (Warranties);

“Constitutional Documents” means, collectively, the Articles and the memorandum of association of the Company;

“Control” (including with correlative meaning, the terms, “Controlling”, “Controlled by” or “under direct or indirect common Control with”) means and includes with respect to any Person (i) the direct or indirect ownership of more than 50% (fifty percent) of the total voting rights conferred through the issued equity share capital or other voting securities of such entity; or (ii) the power to appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person, whether through the ownership of voting securities or by way of agreement and where such Person is a limited partnership, the power to appoint any person who is a general partner of such limited partnership;

“CP Satisfaction Notice” has the meaning as assigned to such term in Clause 4.3.4;

“Current Assets” has the meaning as assigned to such term in Exhibit A;

“Current Liabilities” has the meaning as assigned to such term in Exhibit A;

“Cut-Off Date” has the meaning as assigned to such term in Exhibit A;

“DC Payable(s)” means (i) the amounts set out as payable to Mr. Dheeraj Chopra in the: (a) retention letter dated September 6, 2019; and (b) severance letter dated September 6, 2019 (supplemented by letter dated May 1, 2020), in each case, executed between the Company and Mr. Dheeraj Chopra; and (ii) all other amounts payable to Mr. Dheeraj Chopra by the Company;

“De Minimis Threshold” has the meaning as assigned to such term in Clause 8.5.2;

“Disclosed” means disclosed as a fact, matter, event or circumstance in the Disclosure Letter (if any) delivered to the Purchaser in the manner provided in this Agreement (including under Clause 7) and its variants, “Disclosing” or “Disclosure” shall be construed accordingly;

“Disclosing Party” has the meaning as assigned to such term in Clause 11.4.2;

“Disclosure Letter” means: (i) the letter of even date disclosing exceptions against or to the Warranties (other than the Fundamental Warranties), which has been delivered by or on behalf of the Sellers and the Company to the Purchaser on the Execution Date; and (ii) once the Updated Disclosure Letter is issued immediately prior to the Closing Date in the manner provided in this Agreement, reference to the Disclosure Letter shall also mean the Updated Disclosure Letter;

“Dispute” has the meaning as assigned to such term in Clause 10.3;

“EGM Matters” has the meaning as assigned to such term in Clause 6.2.5(f);

“Employment Laws” means Laws relating to employment and employment practices;

“Encumbrance” means: (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, equitable or other interest, assignment by way of security, conditional sales contract, claim, deed of trust, security interest or other encumbrance or interest of any kind securing any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security, but which has an economic or financial effect similar to the granting of security under applicable Laws; (ii) any voting agreement, option, lock-in, non-disposal undertaking, right of first offer, refusal or transfer restriction in favour of any Person, but shall not include proxies issued in terms of the Constitutional Documents of the Company; or (iii) any agreement to create any of the foregoing, and the term “Encumbered” shall be interpreted accordingly;

“Encumbrance Release Letter” has the meaning as assigned to such term in Clause 4.1.6;

“Expired Agreements” means (i) Service agreement dated November 17, 2016, along with any addendum (if any), executed between the Company and the Seller 2; and (ii) Service agreement dated October 3, 2017, along with any addendum (if any), executed between the Company and Akorn AG;

“Final Closing Adjustment Statement” has the meaning assigned to such term in Clause 3.5.3;

“Financial Statements” means, collectively: (i) the Audited Accounts; and (ii) the unaudited balance sheet, profit and loss account statement and cash flows of the Company as of March 31, 2020 and, if the audited balance sheet, profit and loss account statement and cash flows of the Company as of March 31, 2020 is provided to the Purchaser (prior to the Closing Date), reference to “Financial Statements” shall include such audited balance sheet, profit and loss account statement and cash flows of the Company as of March 31, 2020;

“Foreign Exchange Laws” means: (i) the Foreign Exchange Management Act, 1999 of India and regulations issued thereunder; (ii) circulars, notifications, master directions, regulations and other laws issued by the Reserve Bank of India on foreign investment in India from time to time including Foreign Exchange Management (Non-Debt Instruments) Rules, 2019 and Foreign Exchange Management (Mode of Payment and Reporting of Non-Debt Instruments) Regulations, 2019; and (iii) the consolidated Foreign Direct Investment Policy and press notes issued by the Department for Promotion of Industry and Industrial Trade, Ministry of Commerce and Industry, Government of India (as updated from time to time);

“Freehold Properties” has the meaning as assigned to such term in paragraph 6.9 of Part B of SCHEDULE III (Warranties);

“Fundamental Warranties” has the meaning as assigned to such term in Clause 7.2.1;

“Governmental Approval” means any authorisation, license, permit, certificate, approval, consent, ratification, registration, exemption, order or other authorization granted by a Government Authority;

“Government Authority” means the government of any nation or any province, state or any other political subdivision thereof having or purporting to have jurisdiction over the Parties, and includes: (i) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, including any, agency, department, ministry, body, commission or instrumentality; (ii) any court, quasi-judicial tribunal or arbitrator; and (iii) any statutory authority including securities exchange or body or authority regulating the securities markets;

“Identified Brands” has the meaning as assigned to such term in Clause 4.1.17;

“Identified Signage List” has the meaning as assigned to such term in Clause 7.7.1(b);

“Indemnified Person(s)” has the meaning as assigned to such term in Clause 8.3.1;

“Indemnifying Person(s)” has the meaning as assigned to such term in Clause 8.3.1;

“Indemnity Claim” has the meaning as assigned to such term in Clause 8.3.1;

“Indemnity Notice” has the meaning as assigned to such term in Clause 8.3.1;

“Independent Financial Appraiser” means any one of Deloitte Touche Tohmatsu Limited or KPMG (or their respective Indian affiliate) appointed in accordance with Clause 3.5.3;

“Indian Tax Year” means the 12 (twelve) month period commencing on April 1st of a particular calendar year and ending on March 31st of the following calendar year;

“Information” has the meaning as assigned to such term in Clause 11.4.1;

“Information Technology Systems” means all the communications systems and computer systems which are owned or used by the Company including, software, hardware, devices and websites;

“Initial Purchase Consideration” means USD 10,000,000 (United States Dollars Ten Million) with the INR equivalent amount computed based on the USD:INR closing offer rate published by the Reserve Bank of India 1 (one) Business Day prior to the Closing Date;

“INR” or “Indian Rupees” means Indian rupees, being the lawful currency of the Republic of India;

“Integration Exercise” has the meaning as assigned to such term in Clause 4.1.15;

“Intellectual Property” means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations and applications for registration;

“IT Act” means the (Indian) Income-tax Act, 1961, together all applicable bye-laws, rules, regulations, orders, circulars, notifications, ordinances and the like issued thereunder;

“Kilitch Trademark Agreement” means the trademark license agreement dated February 27, 2012 executed between Kilitch Drugs (India) Limited and the Company;

“Knowledge” when used in relation to any Party means the actual knowledge of such Party after making due enquiry. For the avoidance of doubt, it is clarified that where any statement in the Warranties is qualified by expressions such as “to the Knowledge of the Seller(s)” or “to the Knowledge of the Company”, the Seller(s) and/or the Company, as applicable, shall be deemed to have knowledge of anything of which it would have knowledge had it examined relevant information and made due enquiry expected or required from a Person of ordinary prudence before giving the relevant Warranties;

“Laws” means all applicable legislation, statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, bye-laws, circulars, norms, notifications, codes, approvals, orders or judgment of any authority, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any Government Authority having jurisdiction over the matter in question;

“Leasehold Properties” has the meaning as assigned to such term in paragraph 6.9 of Part B of SCHEDULE III (Warranties);

“Liquidation Event” means, with respect to a Person, the occurrence of the following events:

(i)	commencement of a winding up, reorganisation, bankruptcy, insolvency or dissolution that have been voluntarily instituted under applicable Law; or

(ii)	any proceedings or corporate actions including any reorganisation, bankruptcy, insolvency or dissolution against such person seeking the winding up, insolvency or dissolution of such Person,

provided in (ii) above, such event or proceeding is admitted by the relevant court or tribunal or Government Authority and provisional or final appointment of such official is made pending disposal of such proceedings and no order dismissing or staying such proceedings or order for relief has been obtained by the relevant person within 90 (ninety) days from the date such proceedings are admitted;

It is clarified that the commencement of voluntary reorganisation and bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code by Seller 2 shall not be construed as a ‘Liquidation Event’ for the purposes of this Agreement;

“Litigation” has the meaning as assigned to such term in paragraph 12.1 of Part B of SCHEDULE III (Warranties);

“Long Stop Date” means a period of 60 (sixty) days from the Execution Date, or such other date as may be agreed between the Parties in writing;

“Losses” has the meaning as assigned to such term in Clause 8.1;

“Manufacturing Facility” means the manufacturing facility owned by the Company and situated at Village: Nihalgarh, Tehsil: Paonta Sahib, District Sirmour, Himachal Pradesh, Paonta Sahib, Himachal Pradesh;

“Material Adverse Effect” means any event, occurrence or fact, or series of events, occurrences or facts occurring after the Execution Date, that, individually or in the aggregate, has had or would reasonably be expected to have: (a) a material adverse effect on the validity or enforceability of the Transaction Documents or on the ability of any Party to perform its respective obligations under the Transaction Documents; (b) an effect of the Company ceasing to conduct its business operations materially in the same manner in which such business operations were conducted as of the Execution Date; (c) a material adverse impact on the Assets, Properties, or liabilities; or (d) an effect of rendering any of the Fundamental Warranties to be untrue or inaccurate. Provided, however, none of the following shall constitute a Material Adverse Effect: (i) acts of God, flood, drought, earthquake or other natural disaster; (ii) epidemic, pandemic or similar health crisis; (iii) terrorist attack, civil war, civil commotion or rights, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations, provided further that, notwithstanding the proviso hereinbefore, any material structural or physical damage resulting in a material adverse impact on the Manufacturing Facility (whether on account of an act of God or otherwise) shall be deemed to be a “Material Adverse Effect”;

“Net Working Capital” has the meaning as assigned to such term in Exhibit A;

“Ordinary Course” means in the ordinary course consistent with past custom and practice (including with respect to quantity and frequency), but only to the extent consistent with applicable Law and in keeping with good practices for the industry; provided that a series of related transactions which, taken together, are not in the Ordinary Course, shall not be deemed to be in the Ordinary Course;

“Payment Threshold” has the meaning as assigned to such term in Clause 8.5.2;

“Person” means any individual, entity, joint venture, company (including a limited liability company), corporation, partnership (whether limited or unlimited), proprietorship, trust (including its trustee and/or beneficiaries) or other enterprise (whether incorporated or not), Hindu undivided family, union, association of persons, or Government Authority, and shall include their respective successors and in case of an individual shall include his/her legal representatives, administrators, executors and heirs;

“Properties” has the meaning as assigned to such term in paragraph 6.9 of Part B of Schedule III (Warranties);

“Proposed Transaction” means the sale of 100% (one hundred percent) of the paid up share capital of the Company to the Purchaser by the Sellers for the Purchase Consideration;

“Purchase Consideration” has the meaning as assigned to such term in Clause 3.1;

“Purchaser Controlled Claims” has the meaning as assigned to such term in Clause 8.4.3;

“Purchaser Indemnified Person” has the meaning as assigned to such term in Clause 8.2;

“Purchaser Nominee” has the same meaning as assigned to such term in Clause 2.2;

“Purchaser’s Objection” has the meaning acribed to such term in Clause 3.5.2;

“Purchaser Transaction Reversal Actions” has the meaning acribed to such term in Clause 6.6;

“Purchaser Warranties” means the warranties provided by the Purchaser as set out in Clause 7.1;

“RoC” has the meaning as assigned to such term in Clause 6.2.5(f);

“Related Party” has the meaning ascribed to it in the Companies Act;

“Released Matters” has the meaning as assigned to such term in Clause 2.4;

“Released Party” has the meaning as assigned to such term in Clause 2.4;

“Releasing Party” has the meaning as assigned to such term in Clause 2.4;

“Relevant Claims” has the meaning as assigned to such term in Clause 8.5.2;

“Resigning Directors” has the meaning as assigned to such term in Clause 6.2.4;

“Sanction Laws” means and includes: (i) the (Indian) Prevention of Money Laundering Act 2002 (as amended), the U.S. Currency and Foreign Transaction Reporting Act of 1970 (as amended), the U.S. Money Laundering Control Act of 1986 (as amended) and all other such money laundering related Laws of any other jurisdiction; (ii) the (Indian) Prevention of Corruption Act 1988 (as amended), the Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010, and all other such corruption related Laws of any other jurisdiction; and (iii) any anti-terrorism and anti-bribery related Laws of any jurisdiction, as may be applicable to a Person;

“Sale Shares” means the aggregate of the Seller 1 Shares and Seller 2 Shares amounting to 100% of the share capital of the Company;

“Section 281 Certificate” has the meaning as assigned to such term in Clause 4.1.11;

“Seller 1 Purchase Consideration” means the aggregate initial consideration amounting to USD 9,998,000 (United States Dollars Nine Million Nine Hundred Ninety Eight Thousand), as adjusted pursuant to Clause 3.5, to be received by Seller 1 for the transfer of the Seller 1 Shares to the Purchaser and/or the Purchaser Nominee in the manner and on the terms set out in this Agreement, with the INR equivalent amount computed based on the USD:INR closing offer rate published by the Reserve Bank of India 1 (one) Business Day prior to the Closing Date;

“Seller 1 Shares” means 4,851,377 (Four Million Eight Hundred Fifty One Thousand Three Hundred and Seventy Seven) Shares held by Seller 1 and any additional Shares that may be issued to the Seller 1 pursuant to any investment made by the Seller 1 between Execution Date and Closing Date in accordance with the terms of this Agreement;

“Seller 2 Purchase Consideration” means the aggregate initial consideration amounting to USD 2,000 (United States Dollars Two Thousand Dollars), as adjusted pursuant to Clause 3.5, to be received by Seller 2 for the transfer of the Seller 2 Shares to the Purchaser in the manner and on the terms set out in this Agreement, with the INR equivalent amount computed based on the USD:INR closing offer rate published by the Reserve Bank of India 1 (one) Business Day prior to the Closing Date;

“Seller 2 Shares” means 1,000 (One Thousand) Shares held by Seller 2 and any additional Shares that may be issued to the Seller 2 pursuant to any investment made by the Seller 2 between Execution Date and Closing Date in accordance with the terms of this Agreement;

“Seller Indemnified Person(s)” has the meaning as assigned to such term in Clause 8.1;

“Sellers’ Tax Warranties” means the warranties set out in Paragraph 5 of Part A of Schedule III (Warranties);

“Sellers Transaction Reversal Actions” has the meaning as assigned to such term in Clause 6.7;

“Shares” means the equity shares of the Company having a face value of INR 10 (Indian Rupees Ten) each;

“Shareholders” has the meaning as assigned to such term in Clause 2.4;

“SIAC” has the meaning as assigned to such term in Clause 10.3.1;

“Target Net Working Capital” means the Net Working Capital of the Company as of March 31, 2020 as set out in Exhibit A;

“Tax” or “Taxes” includes any and all direct and indirect taxes (Indian and where applicable non-Indian), including income tax, minimum alternate tax, goods and services tax, fringe benefit tax, sales tax, customs duty, capital gains tax, property tax, sales tax, excise duty, service tax, value added or transfer taxes, governmental charges, fees, levies or assessments or other taxes, levies, fees, withholding obligations as per IT Act and similar charges of any jurisdiction and shall include any interest, fines, and penalties related thereto and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax;

“Tax Authority” means any Government Authority competent to impose, administer, levy, assess or collect Tax and includes, the relevant Government Authority that passes any order or issues any notices in connection with or is responsible for regulating the collection of Tax;

“Tax Claim” means any enquiry, assessment, show cause notice, notice, demand, letter or claim, determination, ruling, judgment, any amendments or modifications to assessments or other document issued or action taken by or on behalf of any Tax Authority in respect of any non-payment, short-payment or late payment of Tax, including interest, penalty, cess and/ or surcharge thereon, if any (including any increase in such amounts by a subsequent order of a Tax Authority or an appellate authority before whom such claims are contested);

“Third Party” means any person who is not a Party and is not an Affiliate of any of the Parties;

“Third Party Claim” has the meaning as assigned to such term in Clause 8.4.1;

“Third Party Claim Notice” has the meaning as assigned to such term in Clause 8.4.1;

“Transaction Documents” means this Agreement, the Disclosure Letters, and any other document delivered in connection with the Proposed Transaction;

“Transaction Tax” means: (a) any Tax (including minimum alternate tax, surcharge, cess) levied, imposed, claimed or assessed under the IT Act, in respect of the sale of Sale Shares (including any Tax resulting from any change in any applicable Law or any retrospective amendment to any applicable Law), which is levied upon or recoverable from the Purchaser as a payer in respect of withholding tax and/or in its capacity as an agent or a representative assessee (as defined under the IT Act) of any Seller in respect of any Seller liability; and (b) any penalty or interest imposed with respect to any amount described in clause (a) above;

“Transaction Tax Documents” means: (a) a duly executed Big Four Opinion; (b) copy of permanent account number issued to the Sellers; (c) a certificate in Form 15CB from an independent chartered accountant under Rule 37BB of the (Indian) Income Tax Rules, 1962; and (d) such other documents that the Purchaser may request to verify the quantum of capital gains / loss (along with the calculation thereof) earned by or incurred by each of the Sellers on the sale of Sale Shares and Tax payable thereon (if any);

“Transition Period” has the meaning as assigned to such term in Clause 7.7.1(a);

“Updated Disclosure Letter” has the meaning as assigned to such term in Clause 7.2.3;

“US Court Approval” has the meaning as assigned to such term in Clause 4.1.10;

“USD” means United States Dollars, the lawful currency of the United States of America; and

“Warranties” means the representations and warranties provided by the Sellers and/or the Company as set out in Clause 7 and Schedule III (Warranties).

1.2	Interpretation

1.2.1	Unless the context of this Agreement otherwise requires:

(a)	words of any gender are deemed to include those of the other gender;

(b)	words importing the singular include the plural and vice versa; and

(c)	reference to the word “include” shall be construed without limitation.

1.2.2	The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be.

1.2.3	The term “Clause” refers to the specified Clause of this Agreement.

1.2.4	Any word or phrase defined in the body of this Agreement as opposed to being defined in Clause 1.1 above shall have the meaning assigned to it in such definition throughout this Agreement, unless the contrary is expressly stated.

1.2.5	The words “directly or indirectly” mean directly, or indirectly through one or more intermediary Persons or through contractual or other legal or beneficial arrangements, and “direct or indirect” have the correlative meanings.

1.2.6	The recitals, headings and sub-headings are included for descriptive purposes only and shall not be legally binding.

1.2.7	Reference to days (not being Business Days), months and years are to calendar days, calendar months and calendar years, respectively.

1.2.8	The exhibits, recitals, Schedules, Disclosure Letter (including any attachments) and any document presenting an updated shareholding pattern of the Company shall form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include a reference to the exhibits, recitals, the Schedules, Disclosure Letter and document presenting an updated shareholding pattern of the Company.

1.2.9	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence.

1.2.10	Any reference in this Agreement, to approval, consent or similar connotation, shall be required to be in writing.

1.2.11	Any reference to any statute or statutory provision shall include:

(a)	all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated); and

(b)	such provision as from time to time is amended, modified, re-enacted or consolidated to the extent such amendment, modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement.

1.2.12	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and in the event the last day of such period warrants any banking transaction, then the period shall extend to the following Business Day if the last day of such period is not a Business Day.

1.2.13	References in this Agreement to ‘in writing’ shall include documents or communication exchanged in any electronic form.

1.2.14	No rule of construction or interpretation shall apply to the disadvantage or detriment of the Party having control or being responsible for the drafting of this Agreement.

2.	SALE OF SALE SHARES

2.1	On the terms and conditions set out in this Agreement, each of the Sellers, in lieu of receipt of their applicable portion of the Purchase Consideration, shall sell the relevant Sale Shares, and the Purchaser, relying on the Warranties, covenants, indemnities and undertakings of each of the Sellers contained in this Agreement, shall purchase (either by itself or, along with the Purchaser Nominee) the Sale Shares from each of the Sellers, free and clear of all Encumbrances whatsoever, together with all rights, title, interests and benefits now or hereafter attaching or accruing thereto, such that the Purchaser and/or the Purchaser Nominee shall receive full legal and beneficial ownership relating thereto.

2.2	The Purchaser shall be entitled to either purchase 1 (one) Share from Seller 1 through its nominee or nominate a Person as the purchaser of legal and beneficial ownership of 1 (one) Share from Seller 1 (such nominee / Person being the “Purchaser Nominee”), and Seller 1 undertakes that it shall cause the sale of such Share in favour of the Purchaser Nominee in accordance with this Agreement. In the event the Purchaser Nominee purchases the legal and beneficial ownership of 1 (one) Share from Seller 1, the Purchaser shall cause the Purchaser Nominee to remit the applicable Purchase Consideration to Seller 1 pursuant to Clause 6.2.2 below. The Purchaser shall, in writing, communicate to the Sellers and the Company its decisions to consummate the sale and purchase of the Sale Shares in accordance with the terms hereof immediately prior to the Closing Date.

2.3	Each Seller and the Company irrevocably waives any right of pre-emption or other restriction on transfer conferred on it under the Articles or otherwise in respect of the Shares it holds, in each case, only to the extent of the transactions contemplated under this Agreement.

2.4	Upon completion of the transfer of the Sale Shares from each of the Sellers to the Purchaser and/or the Purchaser Nominee in accordance with the terms hereof, each Seller hereby, for itself and each of its Affiliates, employees, officers, directors, representatives and any other Person claiming through such Seller (each, a “Releasing Party”), in respect of any matters, events or circumstances prior to the Closing Date, fully, finally, unconditionally and irrevocably: (i) waives and forever disclaims any and all of the rights to which they now or hereafter may be entitled to against the Company or the shareholders of the Company (“Shareholders”), and each of their respective officers, directors, shareholders, Affiliates and employees, (each, a “Released Party”) resulting from, arising out of or in connection with any previous agreement amongst any of such parties (including the Ancillary Agreements and the Expired Agreements) or the Constitutional Documents; (ii) releases and absolutely forever discharges the Company and the Shareholders from and against all Released Matters (as defined hereinafter); and (iii) confirms that no dues or claims are or will be payable or obligations will be due from any Released Party, whether presently known or unknown, or in existence now or in the future, against such parties resulting from, arising out of or in connection with the Constitutional Documents, the Ancillary Agreements, the Expired Agreements or the Released Matters, whether as indemnity or otherwise. For the purposes of this Clause, “Released Matters” shall mean any and all Losses, claims, liabilities, obligations, and causes of action of any nature whatsoever that such Releasing Party now has, or at any time previously had, or shall or may have in the future, all in respect of any matters, events or circumstances prior to the Closing and in each case relating to the Company, whether in Law, contract, or otherwise.

2.5	Simultaneously with the execution of this Agreement,

2.5.1	each Party shall provide the other with a certified true copy of necessary corporate authorizations as may be required under respective applicable Laws (including, without limitation, resolutions of the board of directors or a similar governing body) approving the signing / execution, delivery and performance by each of them of this Agreement including in case of the Sellers, sale of the respective portion of the Sale Shares to the Purchaser and/or the Purchaser Nominee; and

2.5.2	the Company and the Sellers shall jointly deliver a Disclosure Letter to the Purchaser.

3.	CONSIDERATION

3.1	The aggregate purchase price for the Sale Shares shall be the Initial Purchase Consideration as adjusted pursuant to Clause 3.5 (such adjusted amount referred to as the “Purchase Consideration”). The Purchase Consideration payable shall be subject to withholding Taxes (if any) as per the IT Act and any other applicable Law. The Parties agree that to the extent the Purchaser and the Purchaser Nominee (if applicable) deduct and withhold any such amounts, the Purchaser and the Purchaser Nominee (if applicable) shall remit to the appropriate Tax Authority all such amounts deducted and withheld and shall provide proof of the same to the Sellers within 7 (seven) Business Days of the remittance of Purchase Consideration. Any bank charges payable to the remitter banker or levied by the receiving bank and/ or any conversion charges levied, in each case on account of currency exchange fluctuation, shall be borne, in entirety, by the Purchaser and the Purchaser Nominee (if applicable) and, solely for the purpose of the foregoing, the Purchase Consideration shall be grossed up with the amount of charges, required to be so deducted, such that the Sellers receives the same amount after the applicable deduction, which they would have otherwise received, had no deduction taken place.

3.2	Subject to Clause 3.1 above, the Purchaser (and the Purchaser Nominee, if applicable in case of Seller 1 only) shall, as contemplated in Clause 6.2 below, pay: (a) Seller 1, the relevant Seller 1 Purchase Consideration; and (b) Seller 2, the Seller 2 Purchase Consideration, in each case, in cash, to their respective bank accounts, details of which shall be provided, in writing, by the relevant Sellers at least 3 (three) days prior to the Closing Date.

3.3	Notwithstanding anything contained in this Agreement, the Parties hereby agree and acknowledge that such Purchase Consideration shall be full and final settlement towards the sale of the Sale Shares as contemplated under Clause 2.

3.4	Pursuant to the transfer of Sale Shares taking place in accordance with this Agreement, the Purchaser (along with the Purchaser Nominee) shall hold 100% (one hundred percent) of the share capital in the Company, free of all Encumbrances.

3.5	Pre- Closing Adjustment to Initial Purchase Consideration

3.5.1	At least 15 (fifteen) days prior to the Closing Date, the Company shall, and the Sellers shall ensure that the Company shall, prepare in good faith, and share with the Purchaser a written statement (“Closing Adjustment Statement”) indicating (a) the Target Net Working Capital; (b) the Company's estimate of the Net Working Capital as of the Cut-Off Date; (c) the Cash and Cash Equivalent as of the Cut-Off Date; and (d) the utilization of any equity infusion by the Sellers between Execution Date and Closing Date, in each case substantially in the form, and calculated as per the principles, set out in Exhibit A, together with reasonable supporting documentation. For the avoidance of doubt, the Closing Adjustment Statement shall be prepared in a manner consistent with the methods and practices used to prepare the Financial Statements and the principles set out in Exhibit A.

3.5.2	The Purchaser shall review the Closing Adjustment Statement and shall promptly, but in any event within 6 (six) days following receipt thereof, notify the Company and the Sellers in writing of any objection (“Purchaser’s Objection”), that the Purchaser may have to any amount or calculation set forth in the Closing Adjustment Statement setting forth a description in reasonable detail of the basis of its objection and the revised adjustments to the Closing Adjustment Statement which the Purchaser believes should be made. If the Purchaser does not provide any Purchaser’s Objection within 6 (six) days of receipt of the Closing Adjustment Statement, the Purchaser shall be deemed to have accepted the Closing Adjustment Statement. The Sellers shall have 6 (six) days following the receipt of the Purchaser’s Objection to review it and respond thereto. The Parties agree that during the said 6 (six) days review period available with the Sellers, the Purchaser and the Sellers will immediately work together in good faith to resolve their differences and agree upon a definitive and binding Closing Adjustment Statement. Any resolution by the Purchaser and Sellers during the foregoing 6 (six) days period as to any disputed items shall be final and binding on the Parties.

3.5.3	If the Purchaser’s Objection is made and the Seller and the Purchaser are unable to resolve their differences within the 6 (six) days period stated in Clause 3.5.2 above, the Sellers and the Purchaser shall submit the remaining disputed matters to an Independent Financial Appraiser jointly appointed by the Purchaser and the Sellers, who shall make the final written determination of such disputed items. The Closing Date shall be postponed until the date of the final written determination of the disputed items by the Independent Financial Appraiser. Such written determination by the Independent Financial Appraiser shall be final, conclusive and binding on the Parties and shall be based solely on written submissions and joint meetings by the Sellers and the Purchaser before the Independent Financial Appraiser. For the avoidance of doubt, it is clarified that no Party shall have any ex parte conversations (orally or in writing or electronically) or meetings with the Independent Financial Appraiser without the prior written consent of the other. The Independent Financial Appraiser shall act as an expert in accounting and not as an arbitrator and shall determine on a basis consistent with the requirements set forth in this Clause 3.5, and only with respect to the specific matters remaining in dispute so submitted, whether and to what extent, if any, the Closing Adjustment Statement requires any adjustments. Each Party shall use commercially reasonable efforts to require the Independent Financial Appraiser to render its determination within 3 (three) days after the reference of any specific matters remaining in dispute by the Sellers and the Purchaser. Subject to the execution of a confidentiality agreement by the Independent Financial Appraiser on terms and conditions acceptable to the Parties, the Company, the Sellers and the Purchaser shall make available to the Independent Financial Appraiser all relevant books and records relating to the Closing Adjustment Statement and all other items and support reasonably requested by the Independent Financial Appraiser. The charges, costs and expenses of the Independent Financial Appraiser shall be borne equally by the Parties. The “Final Closing Adjustment Statement” shall be:

(a)	the Closing Adjustment Statement that (i) the Sellers and the Purchaser so agree, as is, to be the Final Closing Adjustment Statement delivered by the Company to the Purchaser in accordance with Clause 3.5.1 above, or (ii) in the event the Purchaser objects to the Closing Adjustment Statement but does not deliver the Purchaser’s Objection to the Company and the Sellers during the 6 (six) days review period specified in Clause 3.5.1, then the Closing Adjustment Statement, as delivered by the Company to the Purchaser; or

(b)	the Closing Adjustment Statement, adjusted in accordance with: (i) the Purchaser’s Objection in the event that the Sellers do not respond to the Purchaser’s Objection within the stipulated 6 (six) days review period following receipt of the Purchasers’ Objection, or (ii) the Purchaser’s Objection and revisions proposed thereto in the event that the Sellers agree with the same; or

(c)	the Closing Adjustment Statement, adjusted to incorporate the final determination by the Independent Financial Appraiser.

3.5.4	The Closing Adjustment Statement and the Final Closing Adjustment Statement shall be prepared in accordance with the principles, procedures and calculations set forth in Exhibit A, and in the case of the Independent Financial Appraiser’s determination, including such elements and information as may be required under applicable Law for the purpose of carrying out the determination with respect to the Final Closing Adjustment Statement, which for avoidance of doubt shall, subject to applicable Law, not be inconsistent with the principles, procedures and calculations set forth in Exhibit A.

3.5.5	Upon receipt of the Final Closing Adjustment Statement in accordance with this Clause 3.5, the Initial Purchase Consideration shall be adjusted as per the formula set out in Exhibit A.

3.5.6	Immediately upon determination of the Purchase Consideration as provided in Clause 3.5.5 above and in any event prior to the Closing Date, the Company, Sellers, the Purchaser and the Purchaser Nominee shall execute a binding letter acknowledging and accepting the amount of final Purchase Consideration to be received by the Sellers, pursuant to the adjustments determined in Clause 3.5, if any.

4.	CONDITIONS PRECEDENT

4.1	The obligation of the Purchaser to purchase the Sale Shares shall be subject to the fulfilment (or waiver in accordance with this Clause 4) of all of the following conditions (“Conditions Precedent”), on or prior to the Long Stop Date by the Sellers and/ or the Company:

4.1.1	each of the Sellers shall have provided a written confirmation, as provided in Schedule II, to the Purchaser stating that: (i) there has been no breach of the Warranties and each of the Warranties shall be true, accurate and complete in all respects as on the Closing Date, with the same force and effect as if they had been made on and as of such date; (ii) the Company is in compliance with the requirements of Clause 5 and Clause 11.4; and (iii) since the date of the Agreement nothing has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

4.1.2	the Sellers and the Company shall have finalized and delivered to the Purchaser and Purchaser Nominee (if so applicable), all necessary information, annexures and supporting documents with respect to the transfer of Seller 1 Shares and Seller 2 Shares that are requested by the Purchaser and Purchaser Nominee (if so applicable) for the purposes of filing the Form FC-TRS;

4.1.3	the Company shall have appointed a valuer who shall either be a registered chartered accountant in India or a merchant banker registered with the Securities Exchange Board of India, permitted to issue a valuation report under the Foreign Exchange Laws and shall have obtained from such valuer a valuation report, determining the fair market value of the Sale Shares, in accordance with the pricing guidelines prescribed by the Reserve Bank of India and shall deliver a copy of the same to the Purchaser;

4.1.4	the Company shall make all necessary applications and take such other actions as required in relation to reserving new names of the Company, intimated by the Purchaser in writing, without using the words “AKORN”;

4.1.5	a duly executed termination agreement terminating the following agreements (collectively, the “Ancillary Agreements”), with effect from the Closing Date, will be delivered to the Purchaser:

(a)	Manufacturing and royalty agreement dated February 1, 2014, along with any addendum (if any), executed between the Company and the Seller 2;

(b)	Trademark license agreement dated September 2016, along with any addendum (if any), executed between the Company and the Seller 2;

(c)	Inter- company agreement dated September 9, 2019 executed between the Company and Seller 2; and

(d)	Secondment agreement dated September 9, 2019 executed between the Company and Rishabh Jain;

4.1.6	Seller 2 shall procure an unconditional release of the Encumbrance created upon the Seller 2 Shares in favour of Wilmington Savings Fund Society to the satisfaction of the Purchaser (“Encumbrance Release Letter”);

4.1.7	Each of the Sellers shall deliver to the Purchaser the Transaction Tax Documents in form and substance satisfactory to the Purchaser;

4.1.8	Each of the Sellers shall have prepared and kept ready undated, executed share transfer forms for the transfer of the Sale Shares in favour of the Purchaser and/or the Purchaser Nominee, subject to payment of applicable stamp duty by the Purchaser on the share transfer forms;

4.1.9	The Company shall have: (a) provided the Purchaser with copy of the actuarial valuation as of March 31, 2020 of its obligation under the Payment of Gratuity Act, 1972 and payment of leave encashment towards its employees; and (b) undertaken an actuarial valuation, as of June 30, 2020, of its obligation under the Payment of Gratuity Act, 1972 and payment of leave encashment towards its employees;

4.1.10	The Sellers shall obtain an order from the relevant bankruptcy court in United States approving the sale of Sale Shares in accordance with the terms of this Agreement (“US Court Approval”);

4.1.11	Each of the Sellers shall provide to the Purchaser a no-objection certificate issued by the income tax assessing officer pursuant to Section 281 of the IT Act (“Section 281 Certificate”) with respect to the sale of the Sale Shares and such Section 281 Certificate remaining valid as of the Closing Date. Provided if the Sellers are unable to procure the Section 281 Certificates within 30 (thirty) days of the Execution Date, then each of the Sellers shall instead provide to the Purchaser a certificate from a reputed chartered accountant (in the form acceptable to the Purchaser) (“CA Certificate”) confirming that there are no pending or threatened (in writing) proceedings for any Tax liability of such Seller and/ or any pending Tax liability payable to the Tax Authority by such Seller under the IT Act as on the Closing Date;

4.1.12	The Company shall, and the Sellers shall cause the Company to, undertake all necessary corporate actions to split any of the share certificates held by Seller 1 in such a manner so as to facilitate transfer of 1 (one) Sale Share in favour of the Purchaser Nominee;

4.1.13	The Company shall, and the Sellers shall cause the Company to: (a) pay the DC Payables; (b) obtain no-dues certificates from Mr. Dheeraj Chopra in relation to the DC Payables; and (c) the Company and the Sellers shall have provided a written confirmation (as provided in Schedule II) to the Purchaser stating that the Company has fully and finally paid the DC Payables; and

4.1.14	The Company shall, and the Sellers shall cause the Company to: (a) organize a virtual tour of the Manufacturing Facility for the Purchaser and/or its representatives; and (b) make best efforts to provide the Purchaser and/or its representatives with physical access to the Manufacturing Facility during a site visit;

4.1.15	The Company shall, and the Sellers shall cause the Company to: (a) prior to the Closing Date, provide the Purchaser and/or its representatives access to necessary documents, records, work papers and information (in electronic or other format) with respect to the Company and the relevant employees, as may be reasonably required by the Purchaser, for the purpose of integration of their respective ERP systems (including cost and profit center codes within such systems); and (b) on or immediately prior to the Closing Date, provide the Purchaser with a balance statement (as of one day prior to the Closing Date) setting out the true and accurate closing balances / amounts for each such cost and profit center codes (“Integration Exercise”);

4.1.16	The Company shall and the Sellers shall cause the Company to, provide the Purchaser with copies of the acknowledgement letters issued by the Reserve Bank of India pursuant to each Form FC-GPR relating to the allotments of: (i) 28,196 (Twenty Eight Thousand One Hundred and Ninety Six) Shares to Seller 1 on November 25, 2013; and (ii) 159,093 (One Hundred Fifty Nine Thousand and Ninety Three) Shares to Seller 1 on August 25, 2014, failing which, the Company shall, if required, initiate actions for the filing of necessary compounding applications with the Reserve Bank of India for compounding of violation of Foreign Exchange Laws;

4.1.17	The Company and the Sellers shall provide the Purchaser with a list of any corporate name, brand name, copyright, trademark, trade name, design or logos of each of the Sellers or their respective Affiliates (or any variations thereof) (“Identified Brands”) that are necessary for the Purchaser to fulfil its obligations under Clause 7.7.1 below; and

4.1.18	The Company shall and the Sellers shall cause the Company to file applications with the trademark registry for effecting the change in proprietorship of the subsisting trademarks set out in Schedule VI from Kilitch Drugs (India) Limited to Akorn India Private Limited.

4.2	Notwithstanding anything contained elsewhere in this Agreement, the satisfaction of any Conditions Precedent (other than the US Court Approval) as required to be satisfied by the relevant Party may be waived in writing by the Purchaser at its sole discretion, to the extent such waiver is permissible under applicable Laws.

4.3	Responsibility of Satisfaction

4.3.1	The Parties shall cooperate with each other in good faith and provide necessary information and assistance required for the fulfillment of all obligations under this Agreement and under applicable Laws, including for the fulfillment of the Conditions Precedent, upon being required to do so by the other.

4.3.2	If any of the Sellers or the Company become aware of any event or circumstance that will or may prevent any of the Conditions Precedent from being satisfied, the Sellers or the Company, as the case may be, shall promptly notify the Purchaser in writing of the same.

4.3.3	With respect to each of the Conditions Precedent set out in Clause 4.1, the relevant Party shall notify the other Parties in writing and provide copies of any communications with any Government Authority relating to any Governmental Approval.

4.3.4	On the satisfaction of the Conditions Precedent set out in Clause 4.1, the Company and each of the Sellers will jointly issue a notice to the Purchaser, in the format provided in Schedule II (Form of CP Satisfaction Notice) hereto along with supporting documents evidencing that their respective Conditions Precedent have been completed (“CP Satisfaction Notice”).

5.	Actions between the execution date and the closing date

5.1	The Sellers shall ensure and procure that the Company, between the period from the Execution Date until the Closing Date, carries on the Business only in the Ordinary Course and takes all reasonable steps to preserve and protect its assets. Without prejudice to the generality of the foregoing, on and from the Execution Date and until Closing Date, the Company and/or the Sellers shall not do, or commit, arrange or agree to do, or undertake any action or omission which has the effect of committing, arranging or agreeing to do, any of the things set out at Schedule V (Actions between Execution Date and Closing Date), directly or indirectly, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld) and/or pursuant to any obligation under this Agreement. The Company and the Sellers shall cooperate with the Purchaser in order to facilitate the Integration Exercise to the satisfaction of the Purchaser.

5.2	Between the Closing Date and the Execution Date, the Sellers shall make best efforts to provide :

5.2.1	the Purchaser with reasonable access, whether by virtual or physical means, to certain employees of the Company as notified by the Purchaser to the Sellers in writing (including via e-mail) (“Certain Company Employees”) for interaction between these Certain Company Employees and the Purchaser; and

5.2.2	the Purchaser with information in relation to the Company’s obligation under the Payment of Gratuity Act, 1972 and payment of leave encashment with respect to certain employees of the Company (as notified by the Purchaser to the Sellers in writing, including via e-mail).

It is hereby agreed by all Parties that the inability to complete actions set out in Clauses 5.2.1 and 5.2.2 above shall not delay Closing if all the Conditions Precedent have been satisfied in accordance with the terms of this Agreement.

5.3	The Parties acknowledge that the Company shall be raising additional funds from the Sellers in the period between the Execution Date and the Closing Date. Accordingly, the Parties agree that the Company shall provide, to the other Parties, a final and updated shareholding pattern of the Company to reflect any additional issuance of Shares to the Sellers in accordance with applicable Law, as a result of any capital contribution made by them between the Execution Date and Closing Date. The Company shall provide the Purchaser with: (a) an updated and final shareholding pattern (which shall be in a format similar to Schedule I), along with copies of documents evidencing such issuance and allotment, within 3 (three) Business Days of such issuance and allotment of additional Shares to the Sellers; and (b) copies of Form FC-GPR along with all supporting documents and acknowledgement received from the Reserve Bank of India pursuant to the foregoing at least 3 (three) days prior to the Closing Date.

5.4	The Sellers shall, prior to the Closing Date, provide all such information and documents, that may be required by the Company, in order to report the details of the transfer of shares amounting to 21% (twenty one percent) of the total share capital of Seller 1 by Seller 2 pursuant to securities purchase agreement dated May 20, 2020, as required under section 285A of the IT Act read with Rule 114DB of the Income Tax Rules, 1962.

6.	CLOSING

6.1	Closing shall take place at the registered office of the Company or at such other place as may be mutually agreed in writing by the Parties. Subject to Clause 3.5.3, Closing shall occur within 7 (seven) Business Days from the date on which the CP Satisfaction Notice is received by the Purchaser (unless the Purchaser has notified the Company and the Sellers, in writing, that any one or more of the Conditions Precedent have not been completed to its satisfaction), or such other date as may be mutually agreed in writing between the Parties (“Closing Date”). The Parties agree that the Closing may be consummated by electronic exchange of documents with the originals to follow.

6.2	Closing Actions

On the Closing Date, each of the following events shall take place simultaneously. Closing shall not be deemed to occur unless all the actions set out below in this Clause 6.2 have been completed:

6.2.1	The Company and the Sellers shall deliver the Updated Disclosure Letter, if any, to the Purchaser;

6.2.2	The Purchaser shall provide, and cause the Purchaser Nominee to provide, to their respective banks, irrevocable wire transfer instructions for effecting the following transfers:

(a)	Transfer of their respective portions of the Seller 1 Purchase Consideration to the bank account designated by Seller 1 in accordance with Clause 3.2; and

(b)	Transfer of Seller 2 Purchase Consideration to the bank account designated by Seller 2 in accordance with Clause 3.2.

The Purchaser shall provide a copy of the aforementioned instructions along with the acknowledgement, including a copy of MT-101/MT-103 SWIFT or equivalent details to enable the Sellers to track the remittance;

6.2.3	Simultaneous with the delivery of the irrevocable wire transfer instructions and a copy of MT-101/MT-103 SWIFT or equivalent details to enable the Sellers to track the remittance, each of the Sellers shall deliver the duly executed share transfer forms and original share certificates in respect of their respective Sale Shares to the Purchaser and the Purchaser Nominee;

6.2.4	Each of the directors on the Board (“Resigning Directors”) shall have tendered their resignation, in the format as provided in Schedule IV (Format of Resignation Letter) which resignation shall be effective from the Closing;

6.2.5	The Company shall conduct a Board meeting (“Closing Date Board Meeting”) at which there shall be passed a resolution to:

(a)	approve/record the transfer of the Sale Shares from each of the Sellers to the Purchaser and the Purchaser Nominee;

(b)	appoint Ms. Mahima Datla and Mr. Anand R. Kumar as additional directors of the Company;

(c)	accept the resignation of the Resigning Directors with effect from the close of the Closing Date Board Meeting;

(d)	authorize representatives of the Company for: (i) making the necessary endorsements on the relevant original share certificates relating to the Sale Shares indicating the names of the Purchaser and/or the Purchaser Nominee (as applicable) as the legal and/or beneficial owners thereof; (ii) procuring that relevant entries are made in (A) the register of members, the register of share transfer maintained by the Company, to record the sale and purchase of the Sale Shares between the Sellers and the Purchaser and/or the Purchase Nominee; and (B) the register of directors maintained by the Company, to record the appointment of the Purchaser’s nominee directors and resignation of all the Resigning Directors from the Board;

(e)	revoke all the powers of attorney and other similar authorizations issued by the Company in favour of any of the Sellers, the Resigning Directors or Sellers’ representatives including change in the authorised signatories for the bank accounts operated by the Company;

(f)	call for convening a general meeting of the Company on the same day, at shorter notice, to: (1) approve the change of name of the Company to remove the words “AKORN” and authorise the filing of an application in this regard with the Registrar of Companies (“RoC”); (2) regularize the appointment of the additional directors appointed on the Board; and (3) approve changes in the Constitutional Documents (collectively, the “EGM Matters”);

(g)	authorise the filing of necessary forms, returns or any other document or information with Government Authorities including RoC;

6.2.6	The Company shall convene an extraordinary general meeting of the shareholders of the Company on a shorter notice (“Closing Date EGM”) and procure that the shareholders approve and pass necessary resolutions to adopt and approve the EGM Matters; and

6.2.7	The Company shall: (a) update all records of the Company (including the Company’s register of members and register of transfers) to reflect the transactions contemplated in this Agreement; (b) enter the names of the Purchaser and/or the Purchaser Nominee in the Company’s register of members as the holder of the relevant Sale Shares and provide the Purchaser and/or the Purchaser Nominee with a copy of the same (certified as true copy of the original); (c) provide duly endorsed share certificates pertaining to the Sale Shares to the Purchaser and/or the Purchaser Nominee; (d) provide certified true copies of the resolutions passed at the Closing Date Board Meeting and the Closing Date EGM respectively to each of the Sellers and the Purchaser; (e) provide copies of all forms filed with the RoC including, without limitation, Form DIR-12 together with receipts evidencing payment made in relation thereto to the Purchaser.

6.3	The Company shall deliver true and complete certified copies of the resolutions passed in the Closing Date Board Meeting and Closing Date EGM to the Sellers within 2 (two) Business Days of the Closing Date. The Sellers and the Company shall have finalised (to the satisfaction of the Purchaser) the drafts of all the documents required to be delivered as part of the Closing under Clause 6 at least 3 (three) Business Days prior to the Closing Date (unless agreed otherwise by the Purchaser).

6.4	The Company shall, within 10 (ten) Business Days following the Closing Date, file Form INC – 24 with the RoC to give effect to the change of name of the Company, subject to the Purchaser having received an approval from the Ministry of Corporate Affairs with respect to the proposed new name of the Company.

6.5	The consummation of all the activities specified in Clause 6.2 shall together constitute “Closing”. The obligations of each of the Parties in Clause 6.2 are interdependent. Closing shall not occur unless all of the obligations specified in Clause 6.2, intended to take place on or prior to the Closing Date are complied with. Notwithstanding the provisions of this Clause hereto, all actions to be taken and all documents to be executed and delivered by the Parties at Closing under this Agreement shall be deemed to have been taken and executed and to have come into effect simultaneously.

6.6	If any of the obligations specified in this Clause 6 are not satisfied or completed due to a breach by the Company and/or the Sellers, then the Purchaser may, at its option, require the Company and the Sellers to take all steps to reverse the actions and transactions undertaken as part of the Closing (including refund of any portion of the Purchase Consideration remitted by the Purchaser and/or the Purchaser Nominee to any of the Sellers in accordance with the terms of this Agreement) (“Purchaser Transaction Reversal Actions”) and the Closing shall not be deemed to have occurred. Provided however, in the event any of the obligations specified in Clause 6.2 are not satisfied or completed due to any reason solely attributable to the Purchaser, the Purchaser shall not be entitled to initiate the Purchaser Transaction Reversal Actions and the Parties shall proceed towards Closing.

6.7	The Parties agree that in the event obligations specified in Clause 6.2.2 are not satisfied by the Purchaser, the Purchaser shall, in the event the share certificate have been delivered to the Purchaser and/or the Purchaser Nominee, immediately return such share certificates to the respective Sellers (“Sellers Transaction Reversal Actions”). Provided however, in the event any of the obligations in Clause 6.2 are not satisfied or completed due to any reason attributable to the Sellers, the Sellers shall not be entitled to initiate the Sellers Transaction Reversal Actions and the Parties shall proceed towards Closing.

6.8	Upon completion of the Purchaser Transaction Reversal Actions or Sellers Transaction Reversal Actions, as the case may be, this Agreement shall automatically stand terminated without any further act or deed on the part of any Party.

7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	Purchaser Warranties

The Purchaser hereby represents and warrants to the Sellers and the Company, as on the Execution Date and as on the Closing Date, that:

7.1.1	it is a body corporate, that is validly existing under the Laws of the country of its incorporation;

7.1.2	it has the power and authority under applicable Laws to execute, deliver and perform this Agreement and has the financial capacity to pay the Purchase Consideration;

7.1.3	the execution, delivery and performance of this Agreement by it has been duly authorised and approved and does not require any further authorisation or consent of any third party;

7.1.4	upon execution, this Agreement will be a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms;

7.1.5	the execution, delivery and performance of this Agreement by it, and its promises, agreements or undertakings under this Agreement do not violate any applicable Laws, or violate or contravene the provisions of or constitute a default under its charter documents, or any contract or agreement to which it is a party;

7.1.6	it is not subject to any Liquidation Event; and

7.1.7	it is in compliance with applicable Sanction Laws and there is no investigation, inquiry or enforcement proceedings pending or, to the best of the knowledge of the Purchaser, threatened against the Purchaser with respect to any Sanction Laws.

7.2	Warranties

7.2.1	The Company and the Sellers, jointly and severally, represent and warrant to the Purchaser that the representations and warranties as set out in: (a) Part A of Schedule III (Warranties) (“Fundamental Warranties”) are true, accurate and complete in all respects as on the Execution Date and shall continue to remain true, accurate and complete in all respects as on the Closing Date; and (b) the representations and warranties as set out in Part B of Schedule III (Warranties) (“Company Business Warranties”) are true, accurate and complete in all respects as on the Execution Date and shall continue to remain true, accurate and complete in all respects as on the Closing Date, except as Disclosed.

7.2.2	The Company Business Warranties provided by the Company and the Sellers in this Agreement are subject to and qualified by facts and matters Disclosed in the Disclosure Letter and the Purchaser shall accordingly have no Indemnity Claim in respect of any of the Company Business Warranties in relation to any fact or matter so Disclosed or with respect to matters arising out of such Disclosure. It is clarified that: (A) no disclosure made in the Disclosure Letter shall be deemed adequate to disclose an exception to a Company Business Warranty, unless the disclosure contained therein identifies the relevant facts, matters, events and circumstances for such exception fully, specifically and accurately; and (B) no Disclosures shall be made against the Fundamental Warranties by the Sellers. A reference to any facts and circumstances being Disclosed in the Disclosure Letter shall be deemed to be a reference to them being fully, specifically and accurately Disclosed in the Disclosure Letter in such a manner that in the context of the disclosures contained in the Disclosure Letter: (i) the significance of the information disclosed and its relevance to a particular Company Business Warranty shall be highlighted by the Company and the Sellers in a manner reasonably expected to be understandable by the Purchaser, taking into account the paragraphs or subject matters in relation to which the information was Disclosed; and (ii) there is not omitted from, the information disclosed, any information which would have the effect of rendering the information so Disclosed untrue, incomplete or inaccurate in any respect; and (iii) in the context of any document treated as Disclosed by the Disclosure Letter, the matter disclosed is reasonably apparent from the terms of the document. The Parties agree and acknowledge that nothing disclosed to the Purchaser other than the disclosures made pursuant to or in the Disclosure Letter in accordance with the provisions of Clause 7.2.2 and Clause 7.2.3 shall constitute disclosure to the Purchaser for the purposes of this Agreement.

7.2.3	It is hereby agreed between the Parties that at least 4 (four) Business Days prior to the Closing Date, the Sellers and the Company may provide the Purchaser with an updated version of the Disclosure Letter (“Updated Disclosure Letter”), updated solely for the events occurring between the Execution Date and Closing Date which were not in the Knowledge of the Company as on the Execution Date. It is clarified that updates provided in the Updated Disclosure Letter shall not be deemed to have been included in the Disclosure Letter unless such updates are acceptable to the Purchaser in its sole and absolute discretion. Notwithstanding anything to the contrary, in the event that the Company and the Sellers propose to update the Disclosure Letter prior to the Closing, the Purchaser shall have the right, in its sole and absolute discretion, to (a) reject one or more such updates; and/or (b) accept any and/or all of such updates and proceed towards Closing subject to the Sellers undertaking to indemnify the Seller Indemnified Persons in relation to any Losses arising therefrom.

7.3	Each of the Sellers acknowledge that the Purchaser has entered into this Agreement placing reliance on the Warranties and the covenants and undertakings of the Sellers and that the Sellers have decided to enter into this Agreement and have agreed to transfer the Sale Shares making reliance upon, and in consideration of the payment of the Purchase Consideration, and the representations and warranties provided by the Purchaser. The Parties acknowledge that: (a) other than as set out in Clause 7 and Schedule III (Warranties), the Company and the Sellers shall not have made any warranty whatsoever, whether implied or otherwise; and (b) other than as set out in Clause 7.1, the Purchaser shall not have made any warranty whatsoever, whether implied or otherwise.

7.4	The representations, warranties and undertakings given pursuant to this Clause 7 shall each be separate and independent and each Party shall have a separate claim and right of action in respect of every breach of each such representation, warranty or undertaking.

7.5	Each Party undertakes to promptly notify the other in writing if it becomes aware of any fact, matter or circumstance (whether existing on or before the date of this Agreement or arising afterwards) which would cause any of the warranties given by it to become untrue or inaccurate or misleading in any respect. For avoidance of doubt, it is hereby clarified that such notice of a Party to the other Parties shall not absolve the Party giving the notice from any liability under this Agreement arising out of or in relation to such breach of warranty.

7.6	Except as Disclosed in the Disclosure Letter, all the Warranties, shall be valid notwithstanding any information or document furnished to or findings made by the Purchaser during its due diligence and no such information, document or finding relating to the Warranties and/or the Company and the Sellers of which the Purchaser has knowledge (actual, constructive or imputed), and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser for a breach of any of the Warranties under this Agreement or operate to reduce any amount recoverable (except for such specific Disclosures in the Disclosure Letter in relation to the Company Business Warranties) and it shall not be a defense to any claim against the relevant Sellers that the Purchaser knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim, except to the extent Disclosed in the Disclosure Letter.

7.7	Undertakings

7.7.1	The Purchaser undertakes that:

(a)	Within 15 (fifteen) Business Days from the receipt of new certificate of incorporation by the Company (in form INC-25 as issued by the relevant RoC) reflecting its new name (“Brand Usage Period”), the Purchaser shall not, and shall ensure that the Company does not, use the word “AKORN” or the Idenitfied Brands or any name, copyright, trademark, logo or design which is similar or confusingly similar to the Identified Brands, in India and world over, whether as a suffix or a prefix or in any manner whatsoever. For the period commencing from the Closing Date till the completion of the Brand Usage Period (“Transition Period”), Seller 2 hereby grants to the Company a right to use the mark "AKORN" in connection with its Business including for display of the trade mark "AKORN" at its registered office and the Manufacturing Facility without payment of any fees/ royalties or consideration; and

(b)	in any event, on and from completion of the Brand Usage Period and subject to the receipt of the Identified Signage List (as defined hereinafter), the Purchaser shall, and shall cause the Company to, remove all references to ‘Akorn’ and the Identified Brands from the Company’s letterheads, brochures, sales promotional material, logos, publications, website, domain names, advertising literature, marketing systems, internet presence, and place of business set out in the Identified Signage List. In this regard, the Sellers shall, on the Closing Date, provide the Purchaser with a list of all locations/ spaces and the Company’s properties, where the mark "Akorn" and/or the Identified Brands have been displayed, along with time and date stamped photographic evidence of the same taken at any time prior to the Closing Date ("Identified Signage List"). It is clarified that, the Purchaser shall not be responsible or liable for removing any marks, materials or signages which do not form part of the Identified Brand or the Identified Signage List provided by the Sellers.

7.7.2	Notwithstanding any of the foregoing, during the Transition Period and for such periods as provided in this Clause 7.7.2, the Company and the Purchaser shall be permitted to continue to reasonably use the mark "AKORN" and the Identified Brands solely for the purposes of: (a) compliance with applicable Laws (including references to the marks "AKORN" and the Identified Brands in historical tax and similar records); (b) the Governmental Approvals obtained by the Company) and all documents, communications in relation thereto till such time the Governmental Approvals have been amended to reflect the new name of the Company; and (c) litigations, disputes, departmental inquiries, and arbitrations involving the Company.

7.7.3	The Purchaser shall, within 45 (forty five) days from the date the RoC has approved the change in name of the Company, take appropriate steps to intimate all relevant Government Authority, Tax Authority, vendors and third parties with which the Company has any association of the change in the name of the Company and shall file all necessary applications to obtain revised Governmental Approvals reflecting the new name of the Company.

8.	INDEMNIFICATION

8.1	Indemnification by Sellers

Subject to provisions of this Clause 8, each of the Sellers hereby jointly and severally agree and undertake to indemnify, defend and hold harmless the Purchaser Nominee, the Purchaser and each of its directors and officers (which, upon Closing, shall also include the Company and its directors and employees) (“Seller Indemnified Person(s)”) from and against any and all actual and direct losses, liabilities, damages, demand, fines, awards, judgements, settlements, Taxes, reasonable costs and expenses asserted against, imposed upon or incurred or suffered by the Seller Indemnified Persons (including any reasonable fees of attorneys’ and other advisors) (together, “Losses”) arising out of, or resulting from or in connection with: (a) any misrepresentation, breach or inaccuracy of the Warranties as set out in this Agreement; (b) any failure to perform, in whole or part, by the Sellers and/or the Company, of its obligations under Clauses 5, 6.6 and 11.4; (c) any Transaction Tax; and/ or (d) any act of fraud or gross negligence or wilful misconduct of the Sellers and/or the Company.

8.2	Indemnification by Purchaser

Subject to provisions of this Clause 8, the Purchaser hereby agrees to indemnify, defend and hold harmless the Sellers (“Purchaser Indemnified Person”) from and against any and all actual and direct Losses severally, arising out of, or resulting from or in connection with (a) any misrepresentation or any breach of the Purchaser Warranties, or (b) any failure to perform or breach, in whole or part, by the Purchaser of its obligations under Clause 6.6, Clause 7.7.1 (subject to the last line of Clause 7.7.1(b)), 7.7.2 and Clause 7.7.3, or (c) any act of fraud or gross negligence or wilful misconduct of the Purchaser, provided that: (i) the total liability of the Purchaser to Sellers pursuant to this Clause shall not exceed the Purchase Consideration paid to the Sellers; and (ii) claim against such Loss is made by the relevant Seller to the Purchaser within 18 (eighteen) months from the Closing Date. Provided further that, the monetary and time limitations on liability set out in part (i) and (ii) of this Clause 8.2 shall not be applicable in case of any act of fraud or gross negligence or wilful misconduct of the Purchaser.

8.3	Indemnification Procedure

8.3.1	Each of the Seller Indemnified Person and the Purchaser Indemnified Person (the “Indemnified Person(s)”) on becoming aware of a claim pursuant to this Clause 8 (“Indemnity Claim”), shall promptly (and, in any case, within 7 (seven) Business Days from the date of becoming aware of such matter) notify in writing (“Indemnity Notice”) to the Seller(s) and/or the Purchaser (as the case may be) from whom the indemnification is sought (the “Indemnifying Person(s)”). The Indemnity Notice issued by the Indemnified Person(s) will also contain, to the extent available with the Indemnified Person(s), all the facts, matters, circumstances and documents that gave rise to the Losses and the full amount of the Losses incurred or suffered, or such amount of Losses estimated (to the extent possible) which are expected to be incurred or suffered by the Indemnified Person(s). It is clarified that a delay of the Indemnified Person to provide Indemnity Notice to the Indemnifying Person within the timelines prescribed under this Clause 8.3.1 shall not relieve the Indemnifying Person of its indemnification obligations hereunder, except to the extent failure to give timely Indemnity Notice directly results in: (a) the forfeiture of, or prejudices the, defense by the Indemnifying Persons or (b) an increase of the quantum of Loss, which increase is solely attributable to the relevant Indemnified Person(s).

8.3.2	If the Indemnifying Person(s) contests the merits of the Indemnity Claim as set out in the Indemnity Notice, then it shall give a notice to the Indemnified Person(s) within 10 (ten) Business Days from the date of receipt of the Indemnity Notice, setting out, in reasonable detail, the reasons of such objection.

8.3.3	If the Indemnifying Persons(s) has notified its objections to the Indemnified Person(s) within such time limits as specified in Clause 8.3.2 above, then the Indemnifying Person(s) and Indemnified Person(s) will meet within 20 (twenty) days of such notification to amicably resolve such issue. In the event the Indemnifying Person(s) and Indemnified Person(s) do not reach an agreement in relation to the Indemnity Claim within 30 (thirty) days following the date of objection by the Indemnifying Person(s) (including if the Indemnifying Person(s) or Indemnified Person(s) do not propose a date or refuse to participate in a meeting proposed by the other Party within the above timeframe), then a dispute shall be deemed to have arisen and such dispute shall be referred to arbitration in accordance with Clause 10.3.

8.3.4	Any Indemnity Claim accepted by the Indemnifying Person(s) shall be paid as soon as possible and in no event later than 30 (thirty) days from the date on which the Indemnity Claim is notified to the Indemnifying Person(s). Where this is not the case any indemnity shall be paid as soon as possible and in no event later than 30 (thirty) days following: (a) an agreement/ settlement between the Indemnifying Person(s) and the Indemnified Person(s) in relation to the Indemnity Claim; or (b) the dispute having been decided between the Indemnifying Person(s) and the Indemnified Person(s), pursuant to the procedure set out in Clause 10.3.

8.4	Third Party Claims

8.4.1	If a claim by a Third Party is made against a Seller Indemnified Person arising out of a matter for which the Seller(s) are obligated to indemnify the Seller Indemnified Person(s) pursuant to Clause 8.1 (“Third Party Claim”), the Seller Indemnified Person shall promptly, and in any event no later than 15 (fifteen) days from the date of receipt of a written notice with respect to such Third Party Claim (unless a lesser time period has been provided for in the Third Party Claim), notify the Seller(s) in writing of such Third Party Claim (“Third Party Claim Notice”). It is clarified that a delay of the Seller Indemnified Person(s) to provide the Third Party Claim Notice to the Seller(s) within the timelines prescribed under this Clause 8.4.1 shall not relieve the Seller(s) of their indemnification obligations hereunder, except to the extent failure to give timely Third Party Claim Notice directly results: in (a) the forfeiture of, or prejudices the, defense by the Indemnifying Person(s) or (b) an increase in the quantum of Loss, which increase is solely attributable to the relevant Seller Indemnified Person(s). The Third Party Claim Notice shall contain the details regarding the matter that has given rise to the Third Party Claim including, the nature of the Third Party Claim and the amount claimed in respect thereof, in each case to the extent known to the relevant Seller Indemnified Persons, and all relevant documents and particulars relating to the Third Party Claim to the extent available with the relevant Seller Indemnified Persons.

8.4.2	Upon receipt of the Third Party Claim Notice, the Sellers shall, by written notice to the Seller Indemnified Person(s), communicate (no later than 25 (twenty five) days of the receipt of such Third Party Claim Notice (unless a lesser time period has been provided for in the Third Party Claim)) their decision to either: (i) defend such Third Party Claim on their own (with their own counsel and at its own expense), in consultation with the Seller Indemnified Person(s) (who shall have the right to participate in the defense of such Third Party Claim at its own cost), within such period within which the defense ought to be assumed to comply with requirements mandated by the Third Party claimant’s notice or otherwise as required under applicable Law; or (ii) not assume the defence of such Third Party Claim, which, for the avoidance of doubt, shall be notified to the Seller Indemnified Person(s) within such reasonable period as may be necessary for the Purchaser to take necessary actions pursuant to the Third Party Claim Notice. It is agreed that if the Seller(s) elects to assume the defense of a Third Party Claim, and a payment obligation relating thereto becomes due and payable (whether by the Company or the Sellers), the Seller(s) shall make such payment or otherwise cause to be discharged such Third Party Claim in a manner as set out in Clause 8.4.5 below. Notwithstanding anything to the contrary, in the event the relevant Seller(s) fails to respond to the Third Party Claim Notice within the period set out above, and the Seller Indemnified Person(s) assumes the defense or settles such Third Party Claim itself, then the Seller(s) shall remain liable for the costs and reasonable expenses of such Third Party Claim including all court costs, posting of any security, payment of any interim amounts as required by any Government Authority.

8.4.3	Without prejudice to the rights of the Seller Indemnified Person(s) under this Agreement, if the Seller(s) have assumed the conduct of any dispute, defense or appeal of a Third Party Claim pursuant to Clause 8.4.2(i) above, it shall do so at its own cost and expense and shall, except as provided hereinafter, have full control of such defence proceedings.The Seller(s) shall also keep the Seller Indemnified Person(s) informed as to the status of such Third Party Claim.The Seller Indemnified Person(s) will fully cooperate with the Seller(s) in relation to the conduct of such dispute, defense or appeal of the Third Party Claim. The Sellers shall: (a) use all reasonable efforts in the defense as would be reasonably practicable to preserve the collective rights of the Parties with respect to such Third Party Claim; and (b) consider (to the extent possible) the comments and actions that the Seller Indemnified Person(s) may reasonably request in the handling of the Third Party Claim. In the event the Seller(s) have assumed the conduct of any dispute, defense or appeal of a Third Party Claim pursuant to Clause 8.4.2(i) above, such Seller(s) shall, jointly and/or severally, be entitled at any stage to settle the Third Party Claim, provided that the Seller Indemnified Person(s)’ prior written consent (which shall not be unreasonably withheld) shall be required for any such settlement if: (i) such settlement does not provide an unqualified or unconditional release to the Seller Indemnified Person(s) from all liability in relation to such Third Party Claim; or (ii) where such Third Party Claim relates to any Tax Claims (for the avoidance of doubt, the defense of which is not being conducted by the Seller Indemnified Person(s) as set out below) and the Seller Indemnified Person(s) has notified the Seller(s) that such settlement materially and adversely impacts any positions which the Seller Indemnified Person has or may take in relation to its own Tax assessments. Notwithstanding the foregoing, if the Seller(s) have assumed the conduct of any dispute, defense or appeal of a Third Party Claim pursuant to Clause 8.4.2(i) above, the Seller Indemnified Person(s) shall have the right to participate in the defense of such Third Party Claim with a counsel selected by it, subject to the Seller(s)’ right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Seller Indemnified Person(s) provided that if, in the reasonable opinion of the Purchaser: (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Seller Indemnified Person(s); or (ii) the Third Party Claim relates to any proceedings being initiated by the relevant Government Authority alleging any contravention of the Foreign Exchange Laws or in connection with any breach of the Fundamental Warranties (including any Tax Claims on the Sale Shares), then the Seller(s) agree and undertake that the Seller Indemnified Persons shall, for the avoidance of doubt subject to Clause 8.4.4, take over the conduct of any dispute, defense or appeal of such Third Party Claim and the Seller(s) shall be liable for the reasonable fees and expenses of counsel appointed by the Seller Indemnified Person(s) in this regard (“Purchaser Controlled Claim(s)”).

8.4.4	In the event the Seller(s) notify, in writing, to the Seller Indemnified Person(s) to not assume the defense of the Third Party Claim pursuant to Clause 8.4.2(ii) or in case of Purchaser Controlled Claim(s), the Seller Indemnified Person(s) shall proceed to control the defense, negotiation or settlement of such Third Party Claim or proceeding, provided that: (a) the Seller Indemnified Person(s) shall use all reasonable efforts in the defense as would be reasonably practicable to preserve the collective rights of the Parties with respect to such Third Party Claim; (b) the Seller Indemnified Person(s) shall consider (to the extent possible), the comments and actions as the Sellers, together, may reasonably request in the handling of the Third Party Claim; (c) the Seller Indemnified Person(s) shall keep the Sellers reasonably informed about the status of the proceedings and the expenses incurred; and (d) the Seller Indemnified Person(s) shall not (without the prior written consent of the Sellers, which shall not be unreasonably withheld or delayed) agree to any compromise or settlement arising from such Third Party Claim where such compromise or settlement: (i) results in the admission of guilt or admission of illegality on behalf of the Sellers; (ii) does not provide an unqualified or unconditional release to the Sellers from all liability in relation to such Third Party Claim; and (iii) does not have payment of monetary damages as the sole relief granted or agreed.

8.4.5	Notwithstanding any other provision in this Agreement, the Parties agree that: (i) in the event of any Loss which has arisen to or been suffered or incurred by any Seller Indemnified Person(s) as a result of any interim order by a court or any Government Authority (including any deposits payable) pursuant to this Clause wherein the Seller Indemnified Person is required to make such payments or deposits upfront, pending any final order or determination or adjudication, then, the Sellers acknowledges that the Sellers shall be liable to immediately make available such amount to the Seller Indemnified Person for such Loss; (ii) where a payment obligation under a Third Party Claim becomes due and payable (whether by the Company, the Purchaser or the Sellers) including pursuant to a judgement, order by any Government Authority or arbitral award which, in each case, is not subject to any stay or other legal suspension or postponement, or where the Parties have agreed not to prefer an appeal, or a settlement or compromise having been consummated in accordance with the provisions of Clause 8.4, the Seller(s) shall make such payment or otherwise cause to be discharged such Third Party Claim in a manner that such payment obligation is satisfied no later than 3 (three) Business Days prior to the date on which it becomes due and payable.

8.4.6	The Parties agree that if a claim by a Third Party is made against the Sellers arising out of a matter for which the Purchaser is obligated to indemnify the Sellers pursuant to Clause 8.2 above, the procedure and provisions set out under Clause 8.4 shall apply mutatis mutandis in respect of such claim and in such an event the Purchaser shall be deemed to be the indemnifying person and the “Seller Indemnified Persons” shall be deemed to be the Sellers.

8.5	Limitation of liabilities

8.5.1	Overall Cap

The total liability of the Sellers to the Seller Indemnified Person(s) for any Losses suffered by it, or any claim for damages or any other remedies available to the Seller Indemnified Person(s) shall not in the aggregate exceed the amount equivalent to: (a) 100% (one hundred percent) of the Purchase Consideration received by the Sellers, in relation to claims arising on account of Fundamental Warranties; (b) 20% (twenty percent) of the Purchase Consideration received by the Sellers, in relation to any claims arising on account of the Company Business Warranties (save and except Company Tax Warranties); and (c) 25% (twenty five percent) of the Purchase Consideration received by the Sellers, in relation to any claims arising on account of Company Tax Warranties. In no event shall the Sellers’ aggregate liability under this Agreement exceed the Purchase Consideration, provided that the aforesaid monetary limitations shall not apply to any Losses claimed on account of any Warranties being made fraudulently or as a result of wilful concealment of facts by any of the Seller(s) and/or the Company.

8.5.2	Indemnity Threshold

The relevant Indemnifying Person(s) shall not be liable for payment of any Indemnity Claim under this Agreement unless: (a) an individual Indemnity Claim results in a Loss, in accordance with the terms of this Agreement, exceeding 1% (one percent) of the Purchase Consideration (“De Minimis Threshold”) (collectively referred as “Relevant Claims”); and (b) such Relevant Claims, when aggregated, results in a Loss in accordance with the terms of this Agreement, exceeding 5% (five percent) of the Purchase Consideration (the “Payment Threshold”). Upon the aggregate of the Relevant Claims (whether unrelated or relating to a series of connected matters or arising out of the same subject matter, cause of action facts, events or circumstances) exceeding the Payment Threshold, the relevant Indemnified Person(s) shall be entitled to claim the entire amounts from the first rupee thereof (and not only the portion that exceeds the Payment Threshold). The Parties agree and acknowledge that the aforesaid limitations shall not apply to any Indemnity Claim relating to any Fundamental Warranties or any Loss(es) claimed by the Purchaser on account of any Warranties made fraudulently or as a result of wilful concealment of facts by any of the Sellers and/or the Company.

8.5.3	Time Limits

The relevant Indemnifying Person(s) shall have no liability in respect of any Indemnity Claim unless the relevant Indemnified Person(s) shall have given notice in writing to the Indemnifying Person of such Indemnity Claim within: (a) 7 (seven) years from the Closing Date in relation to Fundamental Warranties; (b) 18 (eighteen) months from the Closing Date in relation to Company Business Warranties (other than Company Tax Warranties); and (c) 7 (seven) years from the financial year in which Closing takes place in relation to the Company Tax Warranties. For the avoidance of doubt, it is hereby clarified that as long as a claim is made by the Indemnified Person(s) in the manner provided in this Agreement which relates to events and matters prior to the expiry of the relevant Warranty time period provided herein, such Indemnity Claim shall survive the expiry of the time limitations specified herein.

8.5.4	Subsequent Recovery

If the relevant Indemnifying Person(s) pays an amount which fully discharges any Indemnity Claim raised by an Indemnified Person(s) under this Agreement for Losses suffered by such Indemnified Person(s) and the Indemnified Person(s) (whether by payment, discount, credit, relief or otherwise) recovers from a Third Party, a sum which compensates the Indemnified Person(s) for such Loss and which otherwise would not have been received (including for the avoidance of doubt, any tax refunds, insurance amounts or similar recoveries) by the Indemnified Person(s), the Indemnified Person(s) will pay to the relevant Indemnifying Person(s) an amount equivalent to the amount recovered from such Third Party, less any reasonable costs and expenses incurred in obtaining such recovery and less any Tax paid or payable by the Indemnified Person(s) under applicable Law at the time of the recovery of the sum from a Third Party, provided, that such repayment shall not exceed the amount of the payment that the relevant Indemnifying Person(s) had previously paid to such Indemnified Person(s) in respect of such Loss and after paying such amounts to the relevant Indemnifying Person(s), the Indemnified Person(s) remains fully compensated in respect of the original Loss incurred. The Seller Indemnified Person agrees that in the event Tax is required to be withheld or deducted at source on the amount so paid or required to be paid pursuant to this Clause 8.5.4, such amount shall be grossed up with the amount of Tax, required to be so withheld or deducted, such that the Sellers receive the same amount after the applicable withholding or deduction, which it would have otherwise received, had no withholdings or deduction taken place.

8.5.5	Double Claims

The relevant Indemnified Person(s) will not be entitled to recover from the relevant Indemnifying Person(s) under this Agreement more than once in respect of the same Loss suffered.

8.5.6	No Special and Indirect Damages

No special, indirect or consequential damages, regardless of the legal theory on which the Indemnity Claim is based, will be recoverable hereunder.

8.5.7	No liability for contingent claims

If any breach of the Warranties arises by reason of any liability of the Company which, at the time of such breach or claim, is a contingent liability (to the extent disclosed in the Financial Statements subject to the Warranties set out in Paragraph 3 of Part B of Schedule III (Warranties) remaining true, accurate and complete or otherwise Disclosed as part of the Disclosure), then the Sellers shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent and crystallizes into an obligation to make a payment. Provided further, the Parties agree that in the event such liability ceases to be contingent or crystallizes into an obligation to make a payment to the Seller Indemnified Persons, the Sellers shall only be obligated to pay the amount that is in excess of the amount provisioned as contingent liability in the Financial Statements (to the extent disclosed in the Financial Statements subject to the Warranties set out in Paragraph 3 of Part B of Schedule III (Warranties) remaining true, accurate and complete or otherwise Disclosed as part of the Disclosure). It is clarified that where a claim has been made under this Clause 8 within the time period set out in Clause 8.5.3 above, the Sellers shall be under an obligation to make payments in respect of such breach or claim even if such liability ceases to be contingent and results into an obligation to make a payment after the time period set out in Clause 8.5.3.

8.5.8	Specific provisions

(a)	If and to the extent that:

(i)	the amount of any allowance, provision or reserve (other than any provision or reserve for Tax) made in the Audited Accounts is found, by the Purchaser (at its sole discretion), to be in excess of the matter for which such allowance, provision or reserve was made;

(ii)	any sum is received by the Company after the Closing Date which sum was written off as irrecoverable in the Audited Accounts,

then the amount of any such excess or receipt as the case may be (net of Taxes), shall be credited against and applied in relieving the Sellers from any liability it would otherwise incur in respect of any Indemnity Claim under the Company Business Warranties, or at the option of the Purchaser, shall be credited against and applied in or towards satisfaction of any Indemnity Claims which the Purchaser may have against the Sellers under this Agreement.

(b)	The exclusions provided in Clause 8.5.8(a) above shall be applicable subject to the Warranties set out in Paragraph 3 of Part B of Schedule III (Warranties) remaining true, accurate and complete.

(c)	Notwithstanding anything to the contrary set out herein, the exclusions provided in Clause 8.5.8(a) above shall not apply to any Indemnity Claim relating to any Fundamental Warranties or any Loss(es) claimed by the Purchaser on account of any Warranties made fraudulently or as a result of wilful concealment of facts by any of the Sellers and/or the Company.

8.5.9	Modification in law

No Party shall be liable for any breach of this Agreement which directly arises as a result of: (a) any legislation not in force on or prior to the Closing Date; or (b) any change after the Closing Date of any generally accepted interpretation or application of any Laws by the Government Authorities.

8.5.10	Acts of Indemnified Person

The Indemnifying Person shall not be liable in respect of any claim under or in connection with this Agreement to the extent that the claim is attributable directly and solely to:

(a)	any act, omission or transaction carried out by or at the written request of or with the written consent of any Indemnified Person or any of their successors in title or assigns;

(b)	anything expressly required to be done or omitted to be done by the Indemnifying Person as required in terms of this Agreement and in accordance with the requirements of applicable Law;

(c)	any matter that have been specifically Disclosed by the Sellers in the Disclosure Letter;

(d)	arises solely and directly from the facts, events or circumstances, that take place or arise after the Closing Date, to the extent such claim or Loss is not caused or increased on account of any facts, events, circumstances, omissions or breaches that occurred prior to the Closing Date.

8.5.11	Sole remedy

The Indemnified Person(s) agree(s) that the right of indemnification as set out in this Clause 8 shall be the sole monetary remedy available to the Indemnified Person(s). Notwithstanding the foregoing or anything else to the contrary, in the event of any Losses relating to (i) any act of fraud, wilful misconduct or gross negligence; or (ii) subject to the other limitations set out in Clause 8.5, where Indemnity Claims remain outstanding / unpaid to the relevant Indemnified Persons after the relevant Indemnified Person has exhausted its right of indemnification in accordance with this Clause 8, the relevant Indemnified Person(s) may exercise any rights and remedies that such Indemnified Person(s) may have at Law or in equity for recovery of the amounts outstanding.

8.5.12	If any Loss is suffered by the Company upon the occurrence of any of the events set forth and referenced in this Clause 8, then such Loss suffered or incurred by the Company shall be deemed to be the Loss suffered or incurred by the Purchaser for the purpose of the indemnification obligations of the relevant Seller(s).

8.5.13	Notwithstanding anything to the contrary in this Agreement, any payment made pursuant to Clause 8.1, shall be free from any set-off, deduction or withholding. In the event Tax is required to be withheld or deducted at source on the amount, so paid or required to be paid pursuant to Clause 8.1, such amount shall be grossed up with the amount of Tax, required to be so withheld or deducted, such that the Seller Indemnified Person(s) receives the same amount after the applicable withholding or deduction, which it would have otherwise received, had no withholdings or deduction taken place.

8.6	No Restitution

Subject to Clause 8.5.4, each of the Sellers shall not claim any restitution from the Company, in relation to any payments that would be made by such Seller to the Seller Indemnified Persons pursuant to the terms of this Clause 8 and each Seller hereby forever waives any such claim in perpetuity.

9.	TERM AND TERMINATION

9.1	Term

This Agreement shall be effective, valid and binding from the Execution Date until the date of termination of this Agreement in accordance with this Clause 9.

9.2	Termination

9.2.1	This Agreement may be terminated:

(a)	at any time on or prior to the Closing Date by mutual agreement (in writing) of all the Parties;

(b)	by the Purchaser, on the Long Stop Date if the Conditions Precedent are not fulfilled to its satisfaction on or before the Long Stop Date, except on account of the Purchaser not undertaking the virtual tour and/ or physical site visit as set out Clause 4.1.14 after the Sellers have provided access for a virtual tour and/ or made best efforts to provide physical site visit;

(c)	by any Party if the Closing has not occurred on or before the Long Stop Date;

(d)	by the Purchaser, by issuing a written notice to the Sellers and the Company upon the occurrence of a Material Adverse Effect and such event constituting a Material Adverse Effect, if capable of being cured, is not cured within 20 (twenty) days, after the Company and/or the Sellers are notified by the Purchaser in writing of the same;

(e)	by the Sellers, by issuing a written notice to the Purchaser upon the occurrence of a Material Adverse Effect to the extent it relates to an event covered in part (a) of the definition of Material Adverse Effect;

(f)	by the Purchaser upon the occurrence of a Liquidation Event in respect of the Sellers or the Company, on or prior to Closing Date;

(g)	by any of the Sellers and the Company (acting jointly) upon the occurrence of a Liquidation Event with respect to the Purchaser on or prior to Closing Date;

(h)	at any time on or prior to the Closing Date, by the Purchaser, if there is a breach of the Company Business Warranties that amounts to a Material Adverse Effect or a breach of the Fundamental Warranties by the Company and/or the Sellers, and such breach, if capable of being cured, is not cured within 20 (twenty) days, after the Company and/or the Sellers are notified by the Purchaser in writing of the same;

(i)	at any time on or prior to the Closing Date, by the Sellers and the Company (acting jointly) if there is a breach of any of the Warranties by the Purchaser and such breach, if capable of being cured, is not cured within 20 (twenty) days, after the Purchaser is notified by Sellers in writing of the same; or

(j)	in accordance with Clause 6.8 above.

9.2.2	Termination of this Agreement shall be without prejudice to the rights and remedies of any Party that have arisen or accrued on or prior to such termination.

9.3	Survival

The provisions of Clause 1 (Definitions), Clause 8 (Indemnification), Clause 9.3 (Survival), Clause 10 (Governing Law and Dispute Resolution) and Clause 11 (Miscellaneous), shall survive termination of this Agreement.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	Governing Law

This Agreement, the documents to be entered into pursuant to it, all agreements made in furtherance of this Agreement, and all rights, obligations and actions arising therefrom shall be governed by and be construed in accordance with the applicable Laws of India. Subject to Clause 10.2 and Clause 10.3, this Agreement shall be subject to the exclusive jurisdiction of the courts in New Delhi, India.

10.2	Negotiation

The Parties agree to negotiate in good faith to resolve any Dispute (as defined hereinafter) between them in relation to or arising out of this Agreement. If the negotiations do not resolve the Dispute within a period of 30 (thirty) days when the Dispute rose, then such Dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with Clause 10.3 of this Agreement.

10.3	Arbitration

Subject to Clause 10.2 above, any dispute, controversy, claims or disagreement of any kind whatsoever between or among the Parties or any 2 (two) or more of them, in connection with or arising out of this Agreement or the breach, termination or invalidity thereof (“Dispute”) shall be referred to and finally resolved by arbitration. In the event of such arbitration:

10.3.1	the arbitration shall be in accordance with the rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force and such rules are deemed to be incorporated by reference in this Clause 10.3;

10.3.2	all proceedings of such arbitration shall be in the English language. The seat of the arbitration shall be Singapore and the venue shall be New Delhi;

10.3.3	the arbitration panel shall consist of 3 (three) arbitrators. The claimant, on one hand, shall appoint 1 (one) arbitrator, and the respondent(s), on the other hand, shall jointly appoint 1 (one) arbitrator and the third arbitrator, who shall serve as chairman, shall be appointed jointly by the other two arbitrators;

10.3.4	the existence or subsistence of a Dispute between the Parties, or the commencement or continuation of arbitration proceedings, shall not, in any manner, prevent or postpone the performance of those obligations of the Parties under this Agreement which are not in dispute, and the arbitrators shall give due consideration to such performance, if any, in making a final award;

10.3.5	the arbitration panel shall have the power to grant any legal or equitable remedy or relief available under applicable Law, including injunctive relief (whether interim and/ or final) and specific performance. For avoidance of doubt, each party to the Dispute shall be entitled to apply to the appropriate court of competent jurisdiction for interim or interlocutory relief in respect of such arbitration;

10.3.6	the arbitration panel shall also have the power to decide on any dispute regarding the validity of this Clause 10.3; and

10.3.7	the arbitration panel shall render a written and reasoned award in writing at the earliest and in its award, also, decide on and apportion the costs and reasonable expenses (including reasonable fees of counsel retained by the Parties) incurred in the arbitration. Any arbitral award or measures ordered by the arbitration panel: (a) may be specifically enforced by any court of competent jurisdiction; (b) shall be final and binding on the Parties; and (c) the Parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority in so far as such waiver may validly be made.

11.	MISCELLANEOUS

11.1	Counterparts

This Agreement may be executed in counterparts, all of which shall constitute one and the same agreement binding on all Parties. Delivery by way of exchanging signature pages through electronic mail shall take effect as delivery of an executed counterpart of this Agreement. Any such aforementioned exchange of signature pages among the Parties shall constitute a valid execution of this Agreement, where an electronic copy of this Agreement is also circulated to the Parties.

11.2	Notices

Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given if: (a) delivered personally; or (b) sent by international courier service, if addressed to the concerned Party as follows:

If to Seller 1	:	WorldAkorn Pharma Mauritius

Address	:	C/O Ocorian Corporate Services (Mauritius) Limited, 6th Floor, Tower A, 1 Cybercity, Ebene Mauritius

E-mail	:	WorldAkornMauritius@abaxservices.com

Attention	:	To the directors

If to Seller 2	:	Akorn, Inc.

Address	:	1925 West Field Court, Suite 300, Lake Forest, IL, 60045

E-mail	:	Jennifer.bowles@akorn.com

Attention	:	Jennifer Bowles

With copy to	:

Address	:	1925 West Field Court, Suite 300, Lake Forest, IL, 60045

E-mail	:	Sharon.nowakowski@akorn.com

Attention	:	Sharon Nowakowski

If to the Purchaser	:	Biological E. Limited

Address	:	18/1 and 3, Azamabad, Hyderabad 500020

E-mail	:	mahipalreddy.saddi@biologicale.com

Attention	:	Mr. Mahipal Reddy Saddi

If to the Company	:	Akorn India Private Limited

Address	:	1st Floor, Cowrks, Worldmark-1, Asset Area-11 Aerocity, Hospitality District, IGI Airport, NH-8, New Delhi 110037

E-mail	:	dheeraj.chopra@akornindia.com

Attention	:	Mr Dheeraj Chopra

In addition to the above, copies of notices shall be sent through electronic mail. Any notice delivered personally shall be deemed to have been served on delivery with proof of acknowledgment. Unless there is evidence that it was received at a different time, notice pursuant to this Clause shall be deemed to have been served if: (i) sent by established courier services within a country, 3 (three) Business Days after posting it; (ii) sent by established courier service between two countries, 6 (six) Business Days after posting it; and (iii) sent by electronic mail, on the same date. It is also agreed between the Parties that any notices addressed to any Seller also be addressed to each of the Seller 1 and Seller 2.

11.3	Costs

11.3.1	Each Party shall bear its own costs and expenses in relation to or in connection with the preparation, negotiation, execution and completion of this Agreement and for the fulfilment of its obligations.

11.3.2	For the avoidance of doubt, it is hereby clarified that all costs in relation to stamp duty for the transfer of the Sale Shares (if in physical form) from the Sellers to the Purchaser to the extent applicable, including stamp duty payable on this Agreement and 2 (two) counterparts, the share transfer forms and any stamp duty payable in connection with the execution of this Agreement, shall be borne by the Purchaser. Except for the foregoing, all Taxes relating to the Proposed Transaction shall solely be borne by the Party on whom such Taxes may be levied.

11.3.3	The Party which is responsible for making a regulatory application to the Government Authority shall bear the cost of such regulatory application. For the avoidance of doubt, it is hereby clarified that in the event the Closing of the Proposed Transaction cannot take place as a result of non-receipt of Governmental Approvals, then the Parties shall not be liable to reimburse any costs incurred by a Party/ the Parties in connection with the Proposed Transaction.

11.4	Confidentiality

11.4.1	Subject to Clauses 11.4.2 and 11.4.3, each Party:

(a)	Each Party shall treat as strictly confidential:

(i)	the terms of this Agreement, its existence, all information and other materials passing between it and the other Parties in relation to the Proposed Transaction contemplated by this Agreement (including all the information concerning the Company, the Sellers and their respective Affiliates and their business transactions and financial arrangements);

(ii)	the existence and contents of the discussions (including all proposals, queries, plans, minutes or recordings of such discussions) or other communications concerning the Proposed Transaction, including any of the terms, conditions, status or other facts with respect to such discussions, negotiations and/or Proposed Transaction;

(iii)	all information in whatever form (including, without limitation, in written, oral, visual or electronic form, or on tape or disk) relating to the Company, the Proposed Transaction, the Sellers or any of their directors, officers, representatives, in whatever form communicated, obtained or maintained, regardless of whether it has been prepared by or on behalf of the Sellers, the Company or any of their representatives, including any non-public information obtained/exchanged in writing, electronically or visually from or orally through discussions with the Sellers, the Company or any of their representatives, and all valuations, opinions, analyses, compilations, forecasts, studies, or other documents, to the extent that they contain or are derived from such information; and

(iv)	any original or copy of document, electronic file or other item that contains any information described above;

(collectively referred to as the “Information”), and

(b)	shall not without the prior written consent of the other Parties, divulge the Information to any other Person or use the Information other than for carrying out the purposes of this Agreement.

11.4.2	The term Information shall not include such portions of Information which the Party using or disclosing such Information (“Disclosing Party”) can show that has or have become generally available to the public, other than as a result of a disclosure or other default of this Agreement by the Disclosing Party or its representatives.

11.4.3	Notwithstanding the other provisions of this Clause 11.4, the Disclosing Party may disclose Information:

(a)	If and to the extent required by applicable Laws;

(b)	If and to the extent required or requested by any Government Authority to which the Disclosing Party is subject; and

(c)	To its directors, employees, professional advisors, agents, auditors and bankers (“Advisors”), to such extent the Disclosing Party believes the Advisors have a reasonable need to know.

It is clarified, for the avoidance of doubt, that any Advisors to whom Information is disclosed shall be bound by the restrictions contained in this Clause 11.4 or shall execute a non-disclosure agreement containing substantially similar provisions as mentioned in this Clause 11.4 with the relevant Disclosing Party and shall be subjected to the same duty of care in relation to Information as the Disclosing Party, and any breach of the provisions of this Clause 11.4 by the Advisors of a Party will be deemed to be a breach by the concerned Disclosing Party.

11.4.4	Any Information to be disclosed pursuant to Clause 11.4.3(a) or 11.4.3(b) shall be disclosed only after consultation with the other Parties to the extent practicable and permitted by applicable Laws.

11.4.5	In the event that this Agreement gets terminated and the transactions contemplated hereby cannot be implemented, then each Party shall, upon the written demand made by the other Party(ies), immediately return, destroy, or expunge the Information, together with any copies of such Information which are in its possession.

11.5	Announcements

11.5.1	No announcements or other disclosure concerning the transactions contemplated by this Agreement or any ancillary matter shall be made by any Party, save as agreed between the Parties in writing.

11.5.2	Notwithstanding anything else in this Agreement, either Party or its Affiliates may make an announcement concerning the Proposed Transaction, if required by applicable Laws or by the rules of a stock exchange on which it is listed, in which case the Party concerned shall take all steps necessary for complying with the requirements of applicable Laws. The concerned Party shall take reasonable steps to obtain the consent of the other Parties on the contents of such announcement, prior to making the announcement, provided however, that failure to obtain such consent shall not prohibit or delay such concerned Party from making such disclosure.

11.6	Assignment

11.6.1	Notwithstanding anything to the contrary contained in this Agreement: (a) no rights, liabilities or obligations under this Agreement shall be assigned by any of the Sellers or the Company without the prior written consent of the Purchaser and each of the Sellers and the Company shall require any permitted successors, assignees, whether direct or indirect to assume and agree to perform or cause to be performed such Party’s obligations under this Agreement; and (b) the Purchaser may assign all or any its rights, liabilities or obligations under this Agreement to any Affiliate or Third Party without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, if the Company is merged with the Purchaser, then this Agreement may be assigned and transferred by the Company to the Purchaser pursuant to such merger, without the prior written consent of any of the Sellers.

11.6.2	This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

11.7	Relationship

Each Party hereto is an independent contractor and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Nothing in this Agreement shall be in any way construed to constitute either Party as the agent, employee or representative of the other. None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement.

11.8	Entire Agreement

The Transaction Documents supersede all prior discussions and agreements (whether oral or written, including all correspondence), if any, between the Parties with respect to the Proposed Transaction, and the Transaction Documents (together with any amendments or modifications thereof) contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof or thereof, as the case may be.

11.9	Severability

Any provision of this Agreement, which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

11.10	Amendment

This Agreement shall not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

11.11	Waiver

No waiver shall be valid unless given in writing by the Party or Parties from whom such waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of or acquiescence to continuing or succeeding breach or default of such provisions, any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement.

11.12	Further assurances

11.12.1	Subject to the terms of this Agreement, the Parties shall do, or cause to be done, such further acts, deeds, matters and things and execute such further documents as may be reasonably required to give full effect to the terms of the Transaction Documents, including, without limitation, filing the relevant Forms FC-TRS and other necessary forms and/or documents with relevant Government Authorities.

11.12.2	Each Party shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

11.12.3	After the Closing, to the extent that the Purchaser or the Company is required under applicable Law to make any regulatory notification or filing or obtain any fresh registration or licenses, the Sellers undertake to provide the Purchaser with all such assistance, including providing any information and documents, as may be reasonably requested by the Purchaser.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

(Schedules and Exhibits to follow)

The following schedules and exhibits have been omitted pursuant to Rule 601(a)(5), a copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

•	SCHEDULE I

o	PART A: SHAREHOLDER DETAILS
o	PART B: SHAREHOLDING PATTERN ON THE CLOSING DATE

•	SCHEDULE II FORM OF CP SATISFACTION NOTICE

•	SCHEDULE III WARRANTIES

o	PART A | FUNDAMENTAL WARRANTIES
o	PART B | COMPANY BUSINESS WARRANTIES

•	SCHEDULE IV FORMAT OF RESIGNATION LETTER

•	SCHEDULE V ACTIONS BETWEEN EXECUTION DATE AND CLOSING DATE

•	SCHEDULE VI MARKS PENDING NAME CHANGE

•	EXHIBIT A Formula to determine “Purchase Consideration” (as adjusted pursuant to terms of the Agreement)

•	EXHIBIT 1 LIST OF FIXED ASSETS

•	EXHIBIT 2

o	PART A - FREEHOLD PROPERTIES
o	PART B - LEASEHOLD PROPERTIES

•	EXHIBIT 3

o	PART A- LIST OF COMPANY OWNED IP
o	PART B- LIST OF COMPANY LICENSED IP

•	DISCLOSURE LETTER ISSUED BY AKORN INDIA PRIVATE LIMITED, WORLDAKORN PHARMA MAURITIUS, AND AKORN, INC.

(Signature pages to follow)

FOR AND ON BEHALF OF WORLDAKORN PHARMA MAURITIUS

/s/ Keni Lufor
Authorised Signatory
Name:	Keni Lufor

[This signature page forms an integral part of the share purchase agreement executed by and amongst Akorn India Private Limited, WorldAkorn Pharma Mauritius, Akorn, Inc. and Biological E. Limited.]

FOR AND ON BEHALF OF AKORN, INC.

/s/ Joseph Patrick Bonaccorsi
Authorised Signatory
Name:	Joseph Patrick Bonaccorsi

[This signature page forms an integral part of the share purchase agreement executed by and amongst Akorn India Private Limited, WorldAkorn Pharma Mauritius, Akorn, Inc. and Biological E. Limited.]

FOR AND ON BEHALF OF AKORN INDIA PRIVATE LIMITED

/s/ Joseph Patrick Bonaccorsi
Authorised Signatory
Name:	Joseph Patrick Bonaccorsi

[This signature page forms an integral part of the share purchase agreement executed by and amongst Akorn India Private Limited, WorldAkorn Pharma Mauritius, Akorn, Inc. and Biological E. Limited.]

FOR AND ON BEHALF OF BIOLOGICAL E. LIMITED

/s/ Mahima Datla
Authorised Signatory
Name:	Mahima Datla
Managing Directory, DIN: 00965039

[This signature page forms an integral part of the share purchase agreement executed by and amongst Akorn India Private Limited, WorldAkorn Pharma Mauritius, Akorn, Inc. and Biological E. Limited.]